Exhibit 2.1
EXECUTION VERSION

PURCHASE AGREEMENT
Dated as of May 25, 2010
by and between
IBERDROLA USA, INC.
and
UIL HOLDINGS CORPORATION

i

PURCHASE AGREEMENT
          This PURCHASE AGREEMENT, dated as of May 25, 2010, is by and between IBERDROLA USA, INC. (f/k/a Energy East Corporation), a corporation organized under the laws of New York (“Seller”), and UIL HOLDINGS CORPORATION, a corporation organized under the laws of Connecticut (“Buyer”).
W I T N E S S E T H :
          WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding (i) shares of capital stock (the “CEC Shares”) of Connecticut Energy Corporation, a corporation organized under the laws of Connecticut (“CEC”), (ii) shares of capital stock (the “CTG Shares” and, together with the CEC Shares, the “Connecticut Shares”) of CTG Resources, Inc., a corporation organized under the laws of Connecticut (“CTG”), and (iii) shares of capital stock (the “BER Shares” and, together with the Connecticut Shares, the “Shares”) of Berkshire Energy Resources, a business trust organized under the laws of Massachusetts (“BER”);
          WHEREAS, CEC is the record and beneficial owner of all of the issued and outstanding shares of capital stock of The Southern Connecticut Gas Company, a corporation organized under the laws of Connecticut (“SCG”);
          WHEREAS, CTG is the record and beneficial owner of all of the issued and outstanding common shares of capital stock of Connecticut Natural Gas Corporation, a corporation organized under the laws of Connecticut (“CNG”, and together with CEC, CTG and SCG, the “Connecticut Companies”);
          WHEREAS, BER is the record and beneficial owner of all of the issued and outstanding common shares of capital stock of The Berkshire Gas Company, a corporation organized under the laws of Massachusetts (“BGC”, and together with BER and the Connecticut Companies, the “Acquired Companies”); and
          WHEREAS, subject to the terms and conditions hereinafter set forth, Seller desires to sell, and Buyer desires to purchase, all of the Shares;
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

ARTICLE I
DEFINITIONS
          Capitalized terms used in this Agreement shall have the meanings assigned to such terms in Schedule 1.
ARTICLE II
SALE AND PURCHASE OF THE SHARES
          SECTION 2.1 Sale and Purchase of the Shares. Subject to the terms and conditions set forth herein, at the Closing, for the consideration specified in Section 3.1, effective as of the Effective Time, Seller will sell, assign, convey, transfer and deliver to Buyer, free and clear of any Liens, and Buyer will purchase and acquire from Seller, the Shares.
ARTICLE III
PURCHASE PRICE
          SECTION 3.1 Purchase Price. In consideration for the sale, assignment, conveyance, transfer and delivery of the Shares, at the Closing, subject to satisfaction or waiver of conditions set forth in Article X and Article XI hereof and subject to Section 3.2 and Section 3.3, Buyer shall pay to Seller, by wire transfer of immediately available U.S. dollars to the Seller Bank Account, an amount equal to one billion and two hundred ninety six million dollars ($1,296,000,000) (the “Base Purchase Price”), as adjusted pursuant to Section 3.2(b), less any applicable withholding taxes. In addition, Buyer will pay at the Closing the amounts required to be paid by Buyer pursuant to Section 8.19 in the manner set forth in Section 8.19 (together with the Base Purchase Price, as adjusted pursuant to terms hereof, the “Purchase Price”); it being understood that notwithstanding anything to the contrary contained herein, any amount paid by Buyer pursuant to Section 8.19 shall be included in the calculation of the Financial Indebtedness at the Closing for the purposes of determining the purchase price adjustment as set forth in Section 3.2 and Section 3.3.
          SECTION 3.2 Closing Purchase Price Adjustment.
          (a) After the close of business on the fifth Business Day prior to the Closing, Seller shall deliver to Buyer a consolidated balance sheet of the Acquired Companies (the “Estimated Closing Balance Sheet”) setting forth Seller’s good faith determination of (i) the Net Working Capital as of the close of business on the Closing Date (the “Estimated Closing Net Working Capital”) and (ii) the Financial Indebtedness as of the closing of business on the Closing Date (the “Estimated Closing Financial Indebtedness”), in each case prepared in accordance with GAAP, applied on a consistent basis with Seller’s past practices and the accounting principles, policies and methodologies utilized in the preparation of the latest balance sheets of the Acquired Companies included in the year-end audited Financial Statements. In the event that no fewer than two (2) Business Days prior to the Closing Date Buyer notifies Seller of any errors that Buyer believes are contained in the Estimated Closing Balance Sheet, Seller shall in good faith consider Buyer’s comments relating to such errors and make any amendments to the Estimated Closing Balance Sheet which Seller reasonably deems necessary to correct such errors.
          (b) At the Closing, the Base Purchase Price shall be adjusted, on a dollar-for-dollar basis, by an amount (whether positive or negative) equal to (i) the amount of the Estimated Closing Net Working Capital minus the Target Closing Net Working Capital minus (ii) the amount of Estimated Closing Financial Indebtedness (the “Closing Adjustment Amount”).
          SECTION 3.3 Post-Closing Purchase Price Adjustment.
          (a) Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller, a consolidated balance sheet of the Acquired Companies (the “Actual Closing Balance Sheet”) setting forth (i) the Net Working Capital as of the close of business on the Closing Date (the “Actual Closing Net Working Capital”) and (ii) the Financial Indebtedness as of the closing of business on the Closing Date (the “Actual Closing Financial Indebtedness”), in each case prepared in the same manner as the Estimated Closing Balance Sheet.
          (b) If Seller objects to the Actual Closing Balance Sheet prepared by Buyer, it shall notify Buyer in writing within sixty (60) days following its receipt of the Actual Closing Balance Sheet, and shall set forth with specificity the basis of its objection (“Seller’s Closing Balance Objection”). Buyer and Seller shall use their reasonable best efforts to resolve Seller’s Closing Balance Objection, if any, within twenty (20) days thereafter. In connection therewith, each of Buyer and Seller shall provide to the other and its Representatives such access as is necessary to evaluate the Actual Closing Net Working Capital and Actual Closing Financial Indebtedness included in the Actual Closing Balance Sheet.
          (c) If Buyer and Seller have been unable to resolve their differences with respect to Seller’s Closing Balance Objection within the time period set forth in Section 3.3(b) above, Buyer and Seller shall, no later than five (5) days thereafter, retain an independent accounting firm of national repute acceptable to the parties (the “Expert”) to resolve as an Expert any remaining matters of dispute in Seller’s Closing Balance Objection. The parties shall be required to submit their position papers within ten (10) days after retention of the Expert, and the Expert shall render its determination no later than twenty (20) days after its retention. The Expert shall meet with the parties and their Representatives in the presence of the other party and its Representatives in order to finally resolve Seller’s Closing Balance Objection. The Expert’s decision shall be binding and non-appealable. In resolving any disputed item, the Expert may not assign a value to such item greater than the greatest value for such item asserted by Seller or Buyer or less than the smallest value for such item asserted by Seller or Buyer. The “Final Closing Net Working Capital” shall be equal to the Net Working Capital set forth in the Actual Closing Balance Sheet delivered pursuant to Section 3.3(a) in the event there is no Seller’s Closing Balance Objection and shall be equal to the Net Working Capital as agreed to by the parties or as determined by the Expert in the event of a Seller’s Closing Balance Objection. The “Final Closing Financial Indebtedness” shall be equal to the Financial Indebtedness set forth in the Actual Closing Balance Sheet delivered pursuant to Section 3.3(a) in the event there is no Seller’s Closing Balance Objection and shall be equal to the Financial Indebtedness as agreed to by the parties or as determined by the Expert in the event of a Seller’s Closing Balance Objection. The fees and expenses of the Expert shall be shared equally by the parties hereto.
          (d) The Base Purchase Price shall be adjusted, on a dollar-for-dollar basis, by an amount (whether positive or negative) equal to (i) the amount of the Final Closing Net Working Capital minus the Target Closing Net Working Capital, minus (ii) the amount of Final Closing Financial Indebtedness, minus (iii) the Closing Adjustment Amount (the “Post-Closing Adjustment Amount”). If the Post-Closing Adjustment Amount is a positive amount, Buyer shall pay to Seller within two (2) Business Days after the determination thereof in immediately available funds by wire transfer to the Seller Bank Account an amount equal to the Post-Closing Adjustment Amount. If the Post-Closing Adjustment Amount is a negative amount, Seller shall pay to Buyer within two (2) Business Days after the determination thereof in immediately available funds by wire transfer to the Buyer Bank Account an amount equal to the absolute value of the Post-Closing Adjustment Amount.
ARTICLE IV
CLOSING
          SECTION 4.1 Closing. The closing of the purchase and sale of the Shares (the “Closing”) will take place (a) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10:00 a.m. (New York time) on the third Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles X and XI (other than such conditions as are, by their nature, to be satisfied at the Closing); or (b) at such other place, date and time as Seller and Buyer may agree. The date of the Closing is referred to herein as the “Closing Date”. The Closing will be deemed to be effective at the close of business in New York, New York on the Closing Date (the “Effective Time”).
          SECTION 4.2 Closing Deliveries of Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer:
          (a) certificates representing the Shares, duly endorsed in blank or accompanied by appropriate stock powers duly endorsed in blank;
          (b) counterpart of the Transition Agreement, duly executed by Seller;

          (c) if applicable, certificates of good standing or certificates of existence, as the case may be, of Seller and each Acquired Company from its respective jurisdiction of organization;
          (d) certificates of an officer of Seller and each Acquired Company certifying that its organizational documents, as certified and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect on the Closing Date;
          (e) certified copies of resolutions of the board of directors (or equivalent governing body) of Seller authorizing, as applicable, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Transactions;
          (f) a certificate in compliance with and in the form set forth in Treasury Regulation section 1.1445-2(b)(2)(iv)(B).
          (g) except as set forth on Schedule 4.2(g), resignations, effective as of the Effective Time, of all members of the board of directors (or equivalent governing body) and all officers of each of the Acquired Companies;
          (h) the certificates to be delivered pursuant to Section 10.1 and Section 10.2, in each case duly executed by an officer of Seller;
          (i) documentation evidencing the termination of the Intercompany Credit Agreement and the intercompany agreements required to be terminated pursuant to Section 8.15;
          (j) with respect to each of the Acquired Company and to the extent not held by such entities, the Books and Records; and
          (k) all other closing certificates and documents expressly required to be delivered by Seller or Affiliates of Seller to Buyer at the Closing pursuant to this Agreement.
          SECTION 4.3 Closing Deliveries of Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller:
          (a) the Base Purchase Price pursuant to Section 3.1;
          (b) counterpart of the Transition Agreement, duly executed by Buyer;
          (c) certificate of good standing of Buyer from its jurisdiction of organization;
          (d) certified copies of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the Transition Agreement and the consummation by Buyer of the Transactions;

          (e) the certificate to be delivered pursuant to Section 11.1 and Section 11.2, in each case duly executed by Buyer;
          (f) an executed IRS Form(s) 8023 in a form reasonably satisfactory to Seller to effect a Section 338(h)(10) Election with respect to the Connecticut Companies; and
          (g) all other closing certificates and documents expressly required by Seller to be delivered by Buyer or Affiliates of Buyer to Seller at the Closing pursuant to this Agreement.
          SECTION 4.4 Transfer Taxes. All applicable sales and transfer Taxes (including any transfer Taxes due as a result of the sale of the Shares and any Taxes imposed upon the transfer of real or personal property) and filing, recording, registration, stamp, documentary and other Taxes (except for Income Taxes) and fees payable in connection with this Agreement, the Transactions or the documents giving effect to the Transactions (such Taxes, the “Transfer Taxes”) will be the responsibility of and be paid by Buyer. The Person responsible under applicable Law for filing any Tax Return with respect to Transfer Taxes will prepare and file all such Tax Returns and other documentation with respect to any such Transfer Taxes and, if required by applicable Law, Seller, Buyer or any Acquired Company will join in the execution of any such Tax Returns and other documentation. Seller and Buyer shall cooperate in good faith to prepare and file such Tax Returns and the costs of preparing such Tax Returns shall be borne by Buyer. All payments made by Buyer in connection with this Agreement are exclusive of any value added or similar Taxes which may be imposed from time to time, which Taxes shall be charged in addition to and be paid by Buyer.
          SECTION 4.5 Delayed Closing for the BER Shares.
          (a) The parties acknowledge that certain Required Consents to the extent related to the purchase and sale of the BER Shares (the “BER Required Consents”) may not be obtained, or other conditions set forth in Articles X and XI to the extent related to the purchase and sale of the BER Shares (other than such conditions as are, by their nature, to be satisfied at the Closing) may not be satisfied or waived, prior to or at the same time with satisfaction of all conditions set forth in Articles X and XI to the extent related to the purchase and sale of the Connecticut Shares. It is the desire of the parties in such circumstance to complete the purchase and sale of the Connecticut Shares when permissible in advance of the purchase and sale of the BER Shares. Accordingly, in such circumstance, unless Seller and Buyer shall otherwise agree, notwithstanding anything in this Agreement to the contrary, this Section 4.5 will apply (and in the event of any conflict between this Section 4.5 and any other provision of this Agreement, this Section 4.5 shall control).
          (b) For purposes of Section 4.1, subject to the terms and conditions hereof, (i) the closing of the purchase and sale of the Connecticut Shares will take place on the third Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles X and XI other than conditions (A) that are, by their nature, to be satisfied at the Closing, (B) to the extent they relate to the purchase and sale of the BER Shares or (C) the parties mutually determine are inapplicable to the purchase and sale of the Connecticut Shares (or at such other time and place as Seller and Buyer may agree) (in either case, the “First Closing”) and (ii) if and only if the First Closing occurs, the closing of the purchase and sale of the BER Shares will take place on the third Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles X and XI other than conditions (A) that are, by their nature, to be satisfied at the Closing, (B) to the extent they relate to the purchase and sale of the Connecticut Shares or (C) the parties mutually determine are inapplicable to the purchase and sale of the BER Shares (or at such other time and place as Seller and Buyer may agree) (in either case, the “Second Closing”).
          (c) For purposes of Section 3.1, Section 3.2, Section 3.3 and Section 4.3(a), only a portion of the Purchase Price equal to (i) one billion and one hundred and fifty six million dollars ($1,156,000,000), subject to adjustment pursuant to Section 3.2 and Section 3.3 based on Net Working Capital and Financial Indebtedness, respectively, of the Connecticut Companies only and (ii) the amount required to be paid by Buyer pursuant to Section 8.19, only to the extent it is related to the Connecticut Companies, will be paid for the Connecticut Shares at the First Closing, and if the Agreement is terminated after the First Closing without the occurrence of the Second Closing, such amount will be considered the “Purchase Price” for all purposes of this Agreement. If the Second Closing occurs, the sum of (i) one hundred and forty million dollars ($140,000,000), subject to adjustment pursuant to Section 3.2 and Section 3.3 based on Net Working Capital and Financial Indebtedness, respectively, of BGC and BER and (ii) the amount required to be paid by Buyer pursuant to Section 8.19, to the extent it is related to BGC and BER, will be paid at the Second Closing for the BER Shares.
          (d) For purposes of Section 4.2 and Section 4.3 (other than Section 4.3(a)), the parties will make all of the required Closing deliveries at the First Closing except for (i) the deliveries set forth in Section 4.2(a) related to the certificates representing the BER Shares and (ii) any other deliveries to the extent related to the purchase and sale of the BER Shares or that the parties mutually determine are inapplicable to the First Closing. If the Second Closing occurs, at the Second Closing, the parties will make all of the required Closing deliveries at the Second Closing except for (i) the deliveries set forth in Section 4.2(a) related to the certificates representing the Connecticut Shares and (ii) any other deliveries to the extent related to the purchase and sale of the Connecticut Shares or that the parties mutually determine are inapplicable to the Second Closing.
          (e) For purposes of Article VII, references to “Closing” and “Effective Time” shall mean the time of completion of the First Closing with respect to information related to the Connecticut Shares and the Connecticut Companies, and shall mean the time of completion of the Second Closing with respect to information related to the BER Shares, BER and BGC.

          (f) For purposes of Article VIII and Article IX, references to the “Effective Time,” “Closing” and “Closing Date” shall mean the time of completion of the First Closing with respect to the covenants set forth therein as they relate to the Connecticut Shares and the Connecticut Companies, and shall mean the time of completion of the Second Closing with respect to the covenants set forth therein as they relate to the BER Shares, BER and BGC.
          (g) For purposes of Article X and Article XI, (i) the satisfaction or waiver of the BER Required Consents or the consents set forth on Schedule 10.5 to the extent related to the purchase and sale of the BER Shares, BER and BGC shall not be a condition to any party’s obligation to consummate the Transactions with respect to the Connecticut Shares and the Connecticut Companies, (ii) references to “Effective Time,” “Closing” and “Closing Date” shall mean the proposed time of completion of both the First Closing and the Second Closing, (iii) with respect to the conditions set forth in Section 10.1 and Section 10.2 (A) as they apply to the First Closing, such conditions shall not relate to the accuracy of representations and warranties, or performance of covenants to the extent related to the purchase and sale of the BER Shares, BER and BGC, and (B) as they apply to the Second Closing, such conditions shall not relate to the accuracy of representations and warranties, or performance of covenants to the extent related to the purchase and sale of the Connecticut Shares and the Connecticut Companies, (iv) with respect to the conditions set forth in Section 11.2, (A) as they apply to the First Closing, such conditions shall not relate to the performance of covenants to the extent related to the BER Shares, BER and BGC and (B) with respect to the conditions set forth in Section 11.2 as they apply to the Second Closing, such conditions shall not relate to the performance of covenants to the extent related to the Connecticut Shares and the Connecticut Companies, (v) references to Material Adverse Effect or “materially” as used in Section 10.1, Section 10.5 and Section 10.6 as it applies to the First Closing shall be deemed to refer only to Material Adverse Effect on or “materially” with respect to the Connecticut Companies and the business of the Connecticut Companies, (vi) references to the Material Adverse Effect or “materially” as used in Section 10.1, Section 10.5 and Section 10.6 as it applies to the Second Closing shall be deemed to refer only to Material Adverse Effect on or “materially” with respect to BER and BGC and the business of BER and BGC, and (vii) Section 10.8 will be inapplicable after the First Closing.
          (h) For purposes of Section 12.5, references to “Closing” and “Closing Date” shall mean the time of the First Closing to the extent related to the purchase and sale of the Connecticut Shares and the Connecticut Companies, and the time of the Second Closing to the extent related to the purchase and sale of the BER Shares and BER and BGC.
          (i) For purposes of Section 12.6(b), at any time following the First Closing but prior to the Second Closing, references to “Cap” shall mean $90,000,000. For avoidance of doubt, following the Second Closing, references to “Cap” shall have the meaning set forth in Section 12.6(b).
          (j) For purposes of Section 12.6(a), at any time following the First Closing, references to “Basket,” “Deductible” and “Per Claim Threshold” shall have the meanings set forth in Section 12.6(a); provided, however, that if this Agreement is terminated following the First Closing but prior to the Second Closing, (i) references to “Basket” shall mean $13,500,000, (ii) references to “Deductible” shall mean $6,750,000 and (iii) references to “Per Claim Threshold” shall mean $270,000 with respect to any representations and warranties made as of the date hereof and $450,000 with respect to any representations and warranties made as of the Closing Date. If this Agreement is terminated following the First Closing but prior to the Second Closing, the Basket, Deductible and Per Claim Threshold set forth in the proviso to the immediately preceding sentence will apply retroactively to any claim made under Article XII prior to such termination.
          (k) For purposes of Article XIII, references to “Closing”, “Closing Date” and “Effective Time” shall mean the date of the First Closing with respect to the Connecticut Shares and the Connecticut Companies and the date of the Second Closing with respect to the BER Shares and BER.
          (l) For purposes of Article XIV, (i) references to “Closing” shall mean the date of the First Closing; provided, however, that following the First Closing, the Agreement may be terminated with respect to the purchase and sale of the BER Shares under the terms and conditions set forth in Section 14.1 (other than pursuant to Section 14.1(f) or Section 14.1(g), which shall be inapplicable following the First Closing) and (ii) following the First Closing but prior to the Second Closing, references to the “Buyer Termination Fee” (as it relates to Section 14.2(b)) shall mean $5,000,000.
          (m) For avoidance of doubt, the purchase and sale of the BER Shares shall not occur unless the purchase and sale of the Connecticut Shares occurs.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents and warrants to Buyer that except as set forth in the Schedules with specific reference to the particular Section or clause of this Agreement to which the information set forth in such Schedules relates (it being agreed that disclosure of any item in any section or subsection of the Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent):
          SECTION 5.1 Organization, Standing and Corporate Power.
          (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. Each Acquired Company is a legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is being conducted as of the date hereof. Each Acquired Company is duly licensed or qualified to do business and, if applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to impair in any material respect the ability of such Acquired Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions. Except as set forth on Schedule 5.1(a), no Acquired Company owns any capital stock of or other equity interest in any Person. Except the ownership of the shares of capital stock of SCG, CNG and BGC (and any Liabilities to the extent arising out of or resulting from such ownership) and the Retained Assets and except as set forth on Schedule 5.1(a), none of CEC, CTG and BER has any assets or Liabilities. Except as set forth on Schedule 5.1(a), none of the assets owned by the Acquired Companies included in the Retained Assets has been used in or necessary for the operation of the Business of the Acquired Companies as currently conducted, other than the services and rights described in Section 8.16.
          (b) Seller has previously made available to Buyer complete and correct copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of Seller and the Acquired Companies, as amended to the date hereof (collectively, the “Charter Documents”). Each such Charter Document as delivered is in full force and effect; and neither Seller nor any of the Acquired Companies is in violation of its Charter Documents in any material respect.
          SECTION 5.2 Capitalization.
          (a) Schedule 5.2(a) sets forth for each Acquired Company: (i) its authorized capital stock or share capital, (ii) the number of issued and outstanding shares of its capital stock or share capital and (iii) the holder or holders of its common shares. The Shares are duly authorized, have been validly issued, are fully paid and nonassessable. Except as set forth on Schedule 5.2(a), there are no outstanding purchase rights, options, warrants, convertible or exchangeable securities, rights of first refusal, preemptive rights, subscriptions or any similar right with respect to the capital stock or share capital of the Acquired Companies under any provision of applicable Law, the Charter Documents or any Contract (other than this Agreement) to which any Acquired Company is a party or otherwise bound. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other similar right or restriction. Seller is the record and beneficial owner of, and has good and valid title to, all Shares that are held by it as shown on Schedule 5.2(a), in each case free and clear of all Liens. Upon delivery of the Shares as provided in Section 2.1, Buyer will acquire good and valid title to the Shares, free and clear of any Liens. There are no issued or outstanding bonds, debentures, notes, obligations or other Indebtedness of any of the Acquired Companies the holders of which have the right to vote on any matters that the shareholder or owners of any such Acquired Company may vote on.

          (b) Except as set forth on Schedule 5.2(b), there are no, and none of the Acquired Companies is bound by or subject to any, stockholder agreements, voting trusts, proxies or other agreements or understandings to which any of the Acquired Companies is a party or to which any of the Acquired Companies is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of the Shares; or agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any securities of the Acquired Companies. Except for this Agreement, neither the Seller nor any Acquired Company is, or is obligated to become, a party to any Contract for the sale of or is otherwise obligated to sell, transfer or otherwise dispose of the Shares.
          SECTION 5.3 Authority; Noncontravention.
          (a) Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by Seller, and no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.
          (b) Except as set forth on Schedule 5.3(b), neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the Transactions, nor compliance by Seller with any of the terms or provisions hereof, (i) conflicts with, results in or gives rise to any breach or violation of, a termination (or a right of termination) or a default (with or without notice or lapse of time or both) under (any such conflict, violation, termination or default, a “Violation”) any provision of any of the Charter Documents or (ii) assuming that the Required Consents are made or obtained (as the case may be) (x) violates any order, judgment, writ, decree or injunction of any Governmental Authority (collectively, “Order”) or Law applicable to Seller or any Acquired Company, (y) constitutes or results in a Violation or amendment, cancellation, suspension or acceleration under, or resulting in a loss of any benefit under any Material Contract or material Employee Plan to which Seller or any subsidiary of Seller (including any Acquired Company) is a party or by which any of them or any of their respective properties or assets may be bound or affected, or (z) results in the creation of any Lien upon the properties or assets of any of the Acquired Companies, except in the case of sub-clause (ii), for such Violations as would not, individually or in the aggregate, reasonably be expected to be material to any Acquired Company or impair in any material respect the ability of Seller to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
          SECTION 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws of any applicable jurisdiction, (b) notices to, or consents, approvals or waivers from, to the extent required, (i) the Connecticut Department of Public Utility Control (“CTDPUC”), (ii) the Massachusetts Department of Public Utilities (the “MDPU” and collectively with CTDPUC, the “PUC Consents”), (c) notices to, or consents, approvals or waivers from, and compliance with applicable requirements of, the United States Federal Communications Commission (“FCC”) in connection with a change of control and/or assignment of the holder of the FCC licenses of the Acquired Companies listed on Schedule 5.4, (d) any notices to or filings required under, and compliance with other applicable requirements of, the United States Committee on Foreign Investment pursuant to the Exon-Florio amendment to the Defense Production Act of 1950, as amended, in each case due solely to the applicability of such requirements to Buyer or any of its investors, and (e) compliance with those filings and notices that are listed on Schedule 5.4 (the consents, approvals, waivers, filings, notices, declarations or registrations set forth in sub-clauses (a) through (e) above being hereinafter collectively referred to as the “Required Consents”), no consents, approvals or waivers of, or filings, notices, declarations or registrations with, any Governmental Authority are required to be obtained or are necessary for the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the Transactions, other than such consents, approvals, waivers, filings, notices, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate reasonably be expected to be material to any Acquired Company or impair in any material respect the ability of Seller to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
          SECTION 5.5 Financial Statements; Undisclosed Liabilities.
          (a) Set forth on Schedule 5.5(a) are true and complete copies of the audited balance sheets of BGC, SCG and CNG as of December 31, 2007, December 31, 2008 and December 31, 2009 and the related audited statements of income, cash flows and changes in equity and comprehensive income of each of BGC, SCG and CNG for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 (the “Financial Statements”).
          (b) The Financial Statements (including, in each case, the notes, if any, thereto) have been prepared in accordance with GAAP applied on a consistent basis as at the dates and during the periods involved (except as may be indicated in the notes thereto). Each of the Financial Statements fairly presents in all material respects the financial position of BGC, SCG and CNG as of the dates thereof and the results of their operations, cash flows and changes in Seller’s equity and comprehensive income of BGC, SCG and CNG as of the dates and for the periods then ended.

          (c) None of the Acquired Companies has any Liabilities, which would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except liabilities (i) reflected or reserved against in the Financial Statements (or referred to in the notes thereto); (ii) incurred after December 31, 2009 in the Ordinary Course of Business; (iii) required to be incurred pursuant to this Agreement or otherwise in connection with the Transactions; (iv) as would not, individually or in the aggregate, exceed $5,000,000; or (v) as disclosed in Schedule 5.5(c).
          (d) The quarterly and annual financial statements of BER, CEC and CTG, including audited and unaudited balance sheets, statements of income, cash flows and changes in equity and comprehensive income required to be delivered by Seller to Buyer pursuant to Section 8.23(b) will (i) be prepared in accordance with GAAP as at the dates and for the periods involved, applied on a consistent basis with the historical financial statements of BER, CEC and CTG, as the case may be (except as may be indicated in the notes thereto), (ii) be prepared in accordance with the requirements of Regulation S-X under the Securities Act and (iii) fairly present in all material respects the financial position of BER, CEC and CTG as of the dates thereof and the results of their operations, cash flows and changes in Seller’s equity and comprehensive income of BER, CEC and CTG as of the dates and for the periods then ended.
          SECTION 5.6 Absence of Certain Changes. Since December 31, 2009, except as set forth in Schedule 5.6:
          (a) the Acquired Companies have carried on and operated their respective businesses in the Ordinary Course of Business;
          (b) there has been no Material Adverse Effect; and
          (c) no action, event, occurrence, transaction or omission to take any action has taken place that would have been prohibited by subclauses (i), (ii), (iii), (vii), (viii), (ix) or (xii) of Section 8.1(a) if this Agreement had been in effect at the time thereof.
          SECTION 5.7 Legal Proceedings. Except as expressly set forth on Schedule 5.7 or Schedule 5.16 and other than CTDPUC, MDPU, Department of Energy, Energy Information Agency, The Federal Energy Regulatory Commission and Department of Transportation compliance matters, there is no pending or, to the Knowledge of Seller, threatened, legal or administrative proceeding, claim, suit, action, arbitration or investigation against or relating to any of the Acquired Companies, nor is there any injunction, order, judgment, ruling, writ or decree imposed upon any of the Acquired Companies, in each case, by or before any Governmental Authority or arbitral tribunal, that would, individually or in the aggregate reasonably be expected to be material to any Acquired Company or impair in any material respect the ability of Seller to perform its obligations hereunder or prevent, enjoin or materially delay consummation of the Transactions.

          SECTION 5.8 Compliance With Laws and Orders; Permits. Each of the Acquired Companies is and has since December 31, 2007 been in material compliance with all Laws or Orders applicable to the Acquired Companies, including the Natural Gas Act of 1938, applicable state Laws and regulations and all Laws regarding data protection and the privacy and security of personal information. The Acquired Companies hold all Permits necessary to the conduct of their respective businesses, and all such Permits are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not reasonably be expected to be material to any Acquired Company or impair in any material respect the ability of Seller to perform its obligations hereunder or prevent or materially delay consummation of the Transactions. The Acquired Companies are in material compliance with the terms of all Permits.
          SECTION 5.9 Tax Matters. Except as set forth in Schedule 5.9:
          (a) (i) Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) no deficiency or claim with respect to any material Taxes has been proposed, asserted or assessed, in each case in writing, against the Acquired Companies which have not been fully paid or adequately reserved for; (iv) no audit, assessment, dispute, claim or other administrative or court proceeding is pending with any Governmental Authority with respect to material Taxes of the Acquired Companies, and no written notice thereof has been received.
          (b) Since December 31, 2009, none of the Acquired Companies has incurred any material liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.
          (c) None of the Acquired Companies is a party to or bound by any Tax allocation, Tax sharing or similar agreement, understanding or arrangement that is currently in force and provides for the sharing of Taxes between members that file or have filed their Tax Returns on a consolidated, group, combined or unified basis.
          (d) None of the Acquired Companies (i) has, since being acquired by Seller, been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (ii) has any material liability for the Taxes of any Person (other than the Acquired Companies) under United States Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by contract.
          (e) There are no Liens for Taxes upon any material property or other material assets of the Acquired Companies, except Liens for Taxes (i) not yet due and payable or (ii) that have been accrued for or otherwise taken into account in accordance with GAAP and reflected as such on financial statements provided to Buyer.

          (f) All material Taxes required to be withheld, collected or deposited by or with respect to the Acquired Companies have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Authority.
          (g) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.
          (h) None of the Acquired Companies has engaged in any transaction that constitutes a “reportable transaction” for purposes of Section 6011 of the Code and Treasury Regulation Section 1.6011-4.
          (i) No power of attorney with an outside consultant, advisor, counsel or other party not employed by the Acquired Companies is currently in force with respect to the Acquired Companies concerning any Tax matter that will not be terminated as of the Closing Date.
          (j) In the last three years, none of the Acquired Companies has requested (and no request has been made on its behalf for) any extension of time within which to file any material Tax Return that has not yet been filed. None of the Acquired Companies has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any material Taxes or material Tax Returns (and no outstanding extensions have been executed on their behalf).
          (k) None of the Acquired Companies is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Acquired Companies.
          (l) To the Knowledge of Seller, the Tax Returns of the Acquired Companies delivered to Buyer or Buyer’s Representatives, employees or advisors for inspection represent true and complete copies of the filed versions of such Tax Returns.
          (m) To the Knowledge of Seller, all material written communications to or from any Governmental Authorities with respect to Taxes of the Acquired Companies have been delivered to Buyer or Buyer’s Representatives, employees or advisors to the extent such communications relate to (i) an outstanding matter that has not been disclosed on the Schedules hereto, or (ii) a material Tax liability that has not been (A) paid or accrued for or (B) otherwise taken into account on the Financial Statements.
          (n) All Tax years for United States federal income tax purposes and for purpose of the income tax imposed by the states of Massachusetts and Connecticut ending on or prior to December 31, 2005 have been examined and such tax years are closed by the IRS or the relevant state Tax authority, or the statute of limitations with respect to Tax Returns filed for such tax period have expired.
          SECTION 5.10 Employee Benefits and Labor Matters.
          (a) Schedule 5.10(a) lists each Employee Plan. Seller has made available to Buyer copies of (i) each Employee Plan (or, in the case of any such Employee Plan that is unwritten, descriptions thereof); (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Employee Plan (if any such report was required); (iii) the most recent summary plan description for each Employee Plan for which such summary plan description is required; (iv) each trust agreement and insurance or group annuity Contract or other agreement relating to any Employee Plan; (v) the most recent financial statements prepared with respect to each Employee Plan; and (vi) the most recent actuarial report of the qualified actuary of any Employee Plan with respect to which actuarial valuations are conducted. Each Employee Plan maintained by the Acquired Companies has been administered in accordance with its terms except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to be material to any Acquired Company. The Acquired Companies and all the Employee Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws. All Employee Plans that are “employee pension plans” (as defined in Section 3(2) of ERISA) that are intended to be Tax-qualified under Section 401(a) of the Code (each, a “Pension Plan”) that are maintained, contributed to or required to be contributed to by the Acquired Companies have received a favorable determination letter from the IRS and no event has occurred that would reasonably be expected to adversely affect the continued effectiveness of any such determination letter. Seller has made available to Buyer a copy of the most recent opinion or determination letter received with respect to each Pension Plan maintained, contributed to or required to be contributed to by the Acquired Companies as well as a copy of each pending application for an opinion or a determination letter, if any. Other than as set forth in Schedule 5.10(a), none of the Acquired Companies has contributed or has been obligated to contribute to a Multiemployer Plan, and no Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
          (b) With respect to the Employee Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances, in connection with which the Acquired Companies could be subject to any material liability under ERISA, the Code or any other applicable Law other than liabilities for benefits or ancillary administrative services provided in the Ordinary Course of Business. Without limiting the generality of the foregoing, (i) no material liability under Title IV or Section 302 of ERISA has been incurred by the Acquired Companies or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Acquired Companies or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due); (ii)

the PBGC has not instituted proceedings to terminate any Employee Plan that is subject to Title IV of ERISA (a “Title IV Plan”) and no condition exists that presents a risk that such proceedings will be instituted; (iii) no Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 or ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date; (iv) no termination, re establishment or spin off re establishment transaction has occurred with respect to any Defined Benefit Plan; (v) no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Employee Plans that is reasonably expected to be material to any Acquired Company; (vi) in the reasonable opinion of Seller, each Employee Plan subject to Section 412 of the Code or Section 302 of ERISA uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate; and (vii) no assets of the Acquired Companies are subject to any Lien under Section 303(k) of ERISA or Section 430(k) of the Code. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Employee Plan that is a “pension benefit plan” within the meaning of Section 3(2) of ERISA. Except as provided on Schedule 5.10(b), no “reportable event” within the meaning of Section 4043 of ERISA has occurred or may reasonably be expected to occur with respect to any Employee Plan. Except as provided on Schedule 5.10(b), each qualified defined benefit pension plan has been certified for the current year as having an adjusted funding target attainment percentage of at least 80%.
          (c) The Acquired Companies are in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Other than as set forth in Schedule 5.10(c), none of the Acquired Companies is a party to, bound by or in the process of negotiating any collective bargaining agreement or other labor agreement and no labor union or labor organization has been certified to represent any employee of the Acquired Companies or, to the Knowledge of Seller, has applied to represent or is attempting to organize so as to represent such employees. No labor union, labor organization or group of employees of the Acquired Companies has made a demand for recognition or certification since September 18, 2008, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board (the “NLRB”) or any other Governmental Authority.
          (d) Except as provided on Schedule 5.10(d), as of the date hereof, (i) there are no disputes, grievances or arbitrations pending or, to the Knowledge of Seller, threatened between the Acquired Companies and any labor union or other representatives of its employees; (ii) there is no charge, complaint or investigation pending or threatened in writing against the Acquired Companies before the NLRB, the Department of Labor, the Equal Employment Opportunity Commission or any similar Governmental Authority; (iii) there are no material litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the Knowledge of Seller, threatened against or involving the Acquired Companies and any of their respective current or former employees, independent contractors, applicants for employment or classes of the foregoing.
          (e) Since September 18, 2008, (i) there has been no work stoppage, strike or slowdown by or affecting the employees of the Acquired Companies and, to the Knowledge of Seller, no such action has been threatened in writing, and (ii) none of the Acquired Companies has engaged in a lockout of any employees of the Acquired Companies or engaged in any “plant closing” or “mass layoff”, as defined in the Worker Adjustment and Retraining Notification Act or any comparable state or local Law (the “WARN Act”), without complying in all material respects with the requirements of such Laws.
          (f) To the Knowledge of Seller, none of the employees of the Acquired Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer relating to the right of such employee to be employed by the Acquired Companies or the employee’s knowledge or use of trade secrets or proprietary information.
          (g) Other than as set forth in Schedule 5.10(g), there are no (i) severance or employment agreements with directors, officers or employees of or consultants to the Acquired Companies; (ii) severance programs or policies of the Acquired Companies with or relating to its employees; or (iii) plans, programs, agreements or other arrangements of the Acquired Companies with or relating to its directors, officers, employees or consultants which contain change-in-control (or comparable) provisions. Except as disclosed on Schedule 5.10(g), the consummation of the transactions contemplated by this Agreement will not (w) entitle any current or former employee of the Acquired Companies to severance pay, unemployment compensation or any similar payment; (x) accelerate the time of payment or vesting or increase the amount of any compensation due to, or in respect of, any current or former employee of the Acquired Companies; (y) result in or satisfy a condition to the payment of compensation to any current or former employee of the Acquired Companies that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code; or (z) constitute or involve a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), constitute or involve a breach of fiduciary responsibility within the meaning of Section 502(l) of ERISA or otherwise violate Part 4 of Subtitle B of Title I of ERISA.
          (h) None of the Acquired Companies is in material default in performing any of its contractual obligations under any of the Employee Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by the Acquired Companies to any Employee Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Financial Statements in accordance with GAAP. There are no material outstanding liabilities of, or related to, any Employee Plan, other than liabilities for benefits to be paid in the Ordinary Course of Business to participants in such Employee Plan and their respective beneficiaries in accordance with the terms of such Employee Plan.
          (i) Except as set forth in Schedule 5.10(i), no Employee Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state Law and each Employee Plan providing such coverage may be amended, modified or terminated after the Effective Time without material cost or liability, other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination.
          SECTION 5.11 Contracts.
          (a) Schedule 5.11(a) sets forth a list as of the date hereof, of the following Contracts to which any of the Acquired Companies is a party or otherwise benefits, or to which any of the Acquired Companies are bound, or by which their respective assets are bound, which have not expired prior to the date hereof in accordance with its terms (collectively, the “Material Contracts”):
          (i) any Contract that contains a covenant restricting the ability of any of the Acquired Companies to compete in the business of providing natural gas utility operations, natural gas transportation, natural gas storage, natural gas distribution, energy delivery, energy services, power purchase, utility support services or investing or financing activities related thereto in any geographic area;
          (ii) any Contract that provides or which is reasonably anticipated to provide for annual payments in excess of $500,000 to or from any of the Acquired Companies;
          (iii) any Contract with any Affiliate of the Acquired Companies (other than employment- or compensation-related matters);
          (iv) any Contract that provides for annual payments in excess of $500,000 to or from any of the Acquired Companies and which primarily relate to (A) the granting to any of the Acquired Companies of license rights in or to any Intellectual Property owned by a third party, including software, or (B) the granting by any of the Acquired Companies of license rights to a third party in or to any material Intellectual Property, in each of sub-clause (A) and (B) above, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” software, or the terms of use or service for any web site;

          (v) any Contract relating to any of the Acquired Companies’ ownership in, or the governance or funding of, any other Person or any liabilities (contingent or otherwise) any of the Acquired Companies has with respect thereto;
          (vi) any Contract with a Governmental Authority (other than Ordinary Course Contracts with Governmental Authorities as a customer);
          (vii) any Contract pursuant to which any indebtedness for borrowed money of the Acquired Companies in an amount in excess of $1,000,000 is outstanding or may be incurred or pursuant to which any of the Acquired Companies has guaranteed any indebtedness for borrowed money in an amount in excess of $1,000,000 of any other Person (other than the Acquired Companies and excluding trade payables arising in the Ordinary Course of Business);
          (viii) any Contract that (A) limits or contains restrictions on the ability of any Acquired Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Liens or (B) requires any Acquired Company to maintain financial ratios or levels of net worth or other indicia of financial condition;
          (ix) any Contract entered into on or after December 31, 2007 relating to the acquisition or disposition of any business or any entity or any merger or other business combination;
          (x) any Contract that is primarily a Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to Liabilities of any other Person involving a dollar value in excess of $500,000;
          (xi) any material Contract containing a change of control provision, termination right or material fee, or any other restriction or material penalty that would be triggered by a change in ownership or control of the Acquired Companies;
          (xii) any Contract providing for the indemnification by the Acquired Companies of any Person, except for any such Contract that is entered into in the Ordinary Course of Business or any such Material Contract set forth on Schedule 5.11(a);
          (xiii) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any Acquired Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets or its business;

          (xiv) any Contract approved by the CTDPUC or MDPU (as applicable) as a “special contract” that differs from standard tariffs and to which any of the Acquired Companies is a party; and
          (xv) any Contract that contains a “most favored nation” clause or requires any type of exclusive dealing or similar arrangement involving any Acquired Company.
          (b) Seller has made available to Buyer accurate and complete copies of each Material Contract together with all material amendments, waivers or other changes thereto. Each Material Contract is valid and binding on the Acquired Company which is party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to general principles of equity, whether considered in a proceeding at Law or in equity), and the Acquired Companies have performed in all material respects all obligations required to be performed by it under each Material Contract and, to the Knowledge of Seller, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract and has not violated any material provision of such Material Contract or committed any act which (with or without notice, lapse of time or both) would constitute a material default under any provisions of such Material Contract.
          (c) Schedule 5.11(c) sets forth a true and correct list as of the date hereof of the corporate or other purchase agreements of Seller or any of its Affiliates (other than the Acquired Companies) (the “Seller Purchase Agreements”) and the software or other licenses of Seller or any of its Affiliates (other than the Acquired Companies) (the “Seller Licenses”), in each case under which the Acquired Companies have rights due to their relationship with Seller or any of its Affiliates and under which annual payments attributable to the Acquired Companies are reasonably anticipated to exceed $500,000.
          SECTION 5.12 Environmental Matters. Except as set forth on Schedule 5.12:
          (a) Each of the Acquired Companies is in material compliance with and has at all times since December 31, 2006 materially complied with all Environmental Laws and Environmental Permits.
          (b) Each of the Acquired Companies possess all material Environmental Permits, which Environmental Permits (i) are in good standing or, where applicable, a renewal application has been timely filed with and is pending approval by all applicable Governmental Authorities, and (ii) are not subject to challenge, appeal or any notice of termination or non-renewal received by the Acquired Companies with respect thereto.
          (c) To the Knowledge of Seller after reasonable inquiry, there are no (i) Hazardous Materials present at or migrating from any current or, former, assets, facilities or properties owned or operated by the Acquired Companies or, any of their respective predecessors, or (ii) circumstances related to Hazardous Materials, including any relating to the on-site or off-site treatment, storage, disposal, arrangement for disposal, transportation, handling or release of any Hazardous Materials, in each case of (i) and (ii) above, that are reasonably likely to result in a material liability or investigatory, corrective or remedial obligation of the Acquired Companies under any applicable Environmental Laws.
          (d) To the Knowledge of Seller after reasonable inquiry, none of the Acquired Companies, nor any of their predecessors, is subject to, by operation of law or otherwise, or has contractually assumed or retained from any Person (including any Governmental Authority), any material liability or obligation for any matters arising under or pursuant to any Environmental Laws or any Environmental Permit or arising from or relating to Hazardous Materials.
          (e) None of the Acquired Companies has received any material written notice or report from any Person (including any Governmental Authority) since December 31, 2006 regarding any actual or alleged violation of any Environmental Law or any liabilities or investigatory, corrective or remedial obligations arising under applicable Environmental Laws concerning the Acquired Companies or any of their respective predecessors, including concerning any release or threatened release of Hazardous Materials, and none of the Acquired Companies are subject to or have entered into any material consent decrees, orders, settlement agreements or other contractual arrangements with any Person (including any Governmental Authority) with respect to any Environmental Law or any Environmental Permit.
          (f) Each of the Acquired Companies holds the rights to all material environmental credits, benefits, offsets and allowances (including emission allowances under either Title IV of the federal Clean Air Act (42 U.S.C. § 7401 et seq.), any applicable emission budget programs or any other state, regional or federal emission trading program) required under Environmental Laws that have been allocated to or acquired for any of their facilities or operations for (i) calendar year 2010, and (ii) future years for which allowances have been established and are in effect as of the date of this Agreement (collectively, “Emission Allowances”). The Acquired Companies own or are entitled to (as a matter of law or contract) as of the Closing Date those Emission Allowances identified on Schedule 5.12(f). None of the Acquired Companies has entered into any Contract or pledge to sell the Emission Allowances.
          (g) Except as set forth on Schedule 5.12(g), no recovery of environmental costs incurred by the Acquired Companies has been disallowed by the CTDPUC or MDPU since December 31, 2006.
          (h) To the Knowledge of Seller, Schedule 5.12 lists all locations where the Acquired Companies or any of their respective predecessors have formerly engaged in, or otherwise have liability for, historical manufactured gas activities or properties that have been operated as manufactured gas plants.

          (i) Seller has previously made available to Buyer all material environmental assessments in the possession of, or prepared by, or on behalf of Seller or any of its Affiliates, including the Acquired Companies, concerning the environmental site conditions of the current assets of the Acquired Companies, including all the Phase I materials.
          SECTION 5.13 Intellectual Property. Except as set forth on Schedule 5.13:
          (a) Schedule 5.13(a) sets forth a true and complete list of all registered Trademarks, registered Copyrights, Patents, all applications for the foregoing, in each case owned by any of the Acquired Companies (together with all other Intellectual Property owned by any of the Acquired Companies, the “Company Intellectual Property”), indicating for each item the registration or application number, the record owner, and the applicable filing jurisdiction. The Acquired Companies own, or are validly licensed or otherwise have the right to use, all Intellectual Property used in the conduct of the Business free and clear of all Liens except where the failure to own the same or to be validly licensed or otherwise have the right to use the same would not reasonably be expected to be material to any Acquired Company. No claims are pending nor, to the Knowledge of Seller, threatened that any of the Acquired Companies are infringing, misappropriating, violating or otherwise adversely affecting in any material respect the rights of any person with regard to any Intellectual Property and the Acquired Companies have not sent since September 17, 2008 to any third party any notice of infringement or misappropriation of or conflict with any of the Acquired Companies’ rights with respect to any Company Intellectual Property.
          (b) To the Knowledge of Seller after reasonable inquiry, the Acquired Companies have not infringed and are not infringing the Intellectual Property rights of any third party in any material respect. To the Knowledge of Seller, no person is infringing the rights of the Acquired Companies with respect to any material Intellectual Property.
          (c) The Acquired Companies’ information technology systems operate and perform in all material respects as required by the Acquired Companies in connection with their respective businesses as currently conducted. The Acquired Companies have taken in all material respects all reasonable measures to protect the confidentiality, integrity and security of their software, databases, systems, networks and internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. The Acquired Companies have implemented reasonable backup, security and disaster recovery technology and procedures consistent in all material respects with industry practices.
          (d) No settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Acquired Companies is a party limit or restrict any rights of the Acquired Companies in and to any Intellectual Property that are owned by the Acquired Companies.

          (e) Each Acquired Company takes reasonable measures to comply with their respective privacy policies or commitments to customers and consumers regarding data protection and the privacy and security of personal information.
          (f) The consummation of the Transactions will not result in the loss or impairment of any rights of the Acquired Companies to own or use any Intellectual Property or obligate the Acquired Companies to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent the consummation of the Transactions.
          SECTION 5.14 Insurance. Schedule 5.14 sets forth a complete and correct list of all current insurance policies held by or that benefit the Acquired Companies or any director, officer or employee thereof or for which the Acquired Companies has paid or is obligated to pay all or part of the premiums, and with respect to the foregoing as of the date hereof. Each of the Acquired Companies has been continuously insured with financially responsible and reputable insurers or has self-insured, in each case as customary for companies of similar size in the United States of America conducting the business conducted by the Acquired Companies. To the Knowledge of Seller, there is no condition specific to the Acquired Companies which would prevent the Acquired Companies from obtaining insurance policies for such risks and losses. All premiums due and payable under all such policies and Contracts have been paid (with the exception of retrospective premium obligations resulting from audits, assessments, loss cost adjustments or other applicable insurance policy provisions or coverage language) and Seller and its subsidiaries (including the Acquired Companies) are otherwise in compliance in all material respects with the terms of such insurance policies set forth on Schedule 5.14. None of Seller or its subsidiaries (including the Acquired Companies) has received any notice of cancellation, termination or material premium increase (outside the Ordinary Course) with respect to any such insurance policies set forth on Schedule 5.14, or of any material changes that are required in the conduct of the business of the Acquired Company as a condition to the continuation of coverage under, or renewal of, any such insurance policies set forth on Schedule 5.14.
          SECTION 5.15 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Seller, the Acquired Companies or any of their respective Affiliates that is or would be a liability of Buyer, or, in the event the Closing occurs, the Acquired Companies.
          SECTION 5.16 Regulatory Proceedings. Other than fuel adjustment or purchase gas adjustment or similar adjusting cost recovery mechanisms, and except as disclosed in Schedule 5.16 or as otherwise permitted by the terms of this Agreement, none of the Acquired Companies (a) is a party to any proceeding before a Governmental Authority with respect to rates charged or the recovery of operating and capital costs and rate of return on investment by the Acquired Companies, (b) has recovered or is recovering in rates in any material amounts that are subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to a court, (c) is a party to any material Contract with any Governmental Authority entered into other than in the Ordinary Course of Business imposing conditions on rates or services in effect as of the date hereof or which, to the Knowledge of Seller, are as of the date hereof scheduled to go into effect at a later time or that may be inconsistent with the tariffs filed by the Acquired Companies with the CTDPUC and MDPU (as applicable), or (d) has any pending regulatory proceeding that if decided adversely to the Acquired Companies would impair the recovery of reasonable operating and capital costs and rate of return on investment. No representation or warranty with respect to the Permits is made by this Section 5.16.
          SECTION 5.17 Affiliate Transactions. Except as set forth on Schedule 5.17 and other than employment Contracts, relocation agreements, reimbursement agreements and other similar compensation agreements with any employee of any Acquired Company entered into in the Ordinary Course of Business, there are no material Contracts between an Acquired Company, on the one hand, and Seller or any of its Affiliates (including any director, officer, employee and equity security holder of such entity but excluding any Acquired Company) or any officer, director, employee and equity security holder of any Acquired Company on the other hand.
          SECTION 5.18 Real and Personal Property.
          (a) Schedule 5.18(a) contains a list of all real property now owned by each of the Acquired Companies, other than easements, licenses or other rights of way used in connection with gas transmission or distribution and related activities including repair and maintenance. The real property shown on Schedule 5.18(a) is hereinafter referred to, collectively and individually, as the “Real Property”. Except as set forth on Schedule 5.18(a):
          (i) the Acquired Companies have good and marketable fee simple title to the Real Property, free and clear of all Liens (other than Permitted Liens), restrictive covenants, declarations and encumbrances;
          (ii) none of the Acquired Companies has leased, granted or otherwise transferred to any Person the right to access, use or occupy the Real Property or any material portion thereof and the Acquired Companies are in possession of each material piece, parcel or premises of the Real Property;
          (iii) the Acquired Companies have adequate rights of ingress and egress and access to all necessary utilities with respect to the Real Property;
          (iv) there are no outstanding options, rights of first offer, rights of first refusal, or similar agreements to purchase, lease, or license the Real Property or any material portion thereof or interest therein; and

          (v) the buildings, structures and other improvements on the Real Property are, to the Knowledge of Seller, in the aggregate in good operating condition and repair, subject to ordinary wear and tear.
          (b) Schedule 5.18(b) contains a list of all material leases, rental agreements, licenses, tenancies, subleases and other material occupancy agreements pertaining to real property and interests in real property, including, without limitation, buildings, structures and other improvements, pursuant to which each of the Acquired Companies (A) is the lessee, tenant, sublessee, licensee or sublicensee, or (B) otherwise has access, occupancy or use rights, in both cases of sub-clauses (A) and (B), other than easements, licenses or other rights of way used in connection with gas transmission or distribution and related activities including repair and maintenance (collectively and individually, the “Leased Facilities”). Except as set forth on Schedule 5.18(b):
          (i) each of the Acquired Companies has the right under valid and existing leases or other written agreements to occupy and use the Leased Facilities for the full term of such leases or other agreements;
          (ii) each lease or other agreement relating to the Leased Facilities is a legal, valid and binding agreement of an Acquired Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law and, to the Knowledge of Seller, of each other Person that is a party thereto and there is no, and none of the Acquired Companies has received notice of any, material default by the Acquired Companies thereunder;
          (iii) none of the Acquired Companies has subleased, granted or otherwise transferred to any Person the right to access, use or occupy the Leased Facilities or any portion thereof and the Acquired Companies are in possession of each material piece, parcel, or premises of the Leased Facilities;
          (iv) the Acquired Companies have adequate rights of ingress and egress and access to all necessary utilities with respect to the Leased Facilities; and
          (v) the buildings, structures and other improvements constructed on the Leased Facilities, including, without limitation, all leasehold improvements, owned or leased by the Acquired Companies at the Leased Facilities, are, to the Knowledge of Seller, in the aggregate in good operating condition and repair, subject to ordinary wear and tear.
          (c) There is no pending or, to the Knowledge of Seller, threatened condemnation, land use or similar action or proceeding involving or affecting any of the Acquired Companies’ interests in any Real Property or any Leased Facility that would reasonably be expected to be material to any Acquired Company.

          (d) Except as set forth on Schedule 5.18(d), to the Knowledge of Seller, the Acquired Companies own (or, in the case of leased or licensed assets or properties, have a valid right to use) all of the assets and properties of any kind or nature necessary for the conduct of the Business as presently conducted.
          SECTION 5.19 Hedging. Except as set forth on Schedule 5.19, none of the Acquired Companies engages in any physical or financial natural gas hedge contracts (other than gas purchased during non-heating months and placed in underground storage for winter period use), gas adjustment clauses (other than those adjustment clauses used to adjust the price of natural gas from time to time to the consumer as prescribed by the applicable regulatory authority), exchange-traded futures and options transactions, over-the-counter transactions or derivatives thereof, interest rate swap agreements or similar transactions.
          SECTION 5.20 Indebtedness; Credit Support Arrangements.
          (a) All outstanding Indebtedness in excess of $500,000 of the Acquired Companies as of May 22, 2010, including, without limitation, any such Indebtedness owed to Affiliates of the Acquired Companies, is set forth in Schedule 5.20(a).
          (b) All guaranties, letters of credit, bonds, sureties or other credit support or assurances in excess of $500,000 provided by Seller or its Affiliates or any third party as of the date hereof in support of any obligations of the Acquired Companies are set forth on Schedule 5.20(b).
          SECTION 5.21 No Ownership of Nuclear Power Plants. None of the Acquired Companies owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.
          SECTION 5.22 Foreign Corrupt Practices Act and International Trade Sanctions. Since December 31, 2006, neither the Acquired Companies nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials, candidates or members of any Governmental Authority or political party or organization, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) violated in any material respect or operated in material non-compliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws.
          SECTION 5.23 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws of the Unites States applicable to the Acquired Companies is applicable to the transactions contemplated hereby.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to Seller that except as set forth in the Schedules with specific reference to the particular Section or clause of this Agreement to which the information set forth in such Schedules relates (it being agreed that disclosure of any item in any section or subsection of the Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent):
          SECTION 6.1 Organization and Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of Connecticut. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations hereunder or prevent or materially delay consummation of the Transactions. Buyer has previously made available to Seller complete and correct copies of Buyer’s certificate of incorporation and bylaws (or other comparable organizational documents), as amended to the date hereof.
          SECTION 6.2 Authority; Noncontravention.
          (a) Buyer has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the Transactions, have been duly authorized and approved by Buyer, and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery hereof by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law.
          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the Transactions, nor compliance by Buyer with any of the terms or provisions hereof (i) results in a Violation of any provision of the certificate of incorporation or bylaws (or similar governing instruments) of Buyer or (ii) assuming that the Permits, orders, registrations and declarations referred to in Section 6.3 are obtained and the notices and filings referred to in Section 6.3 are made, (x) violates any Order or Law applicable to Buyer, or (y) constitutes or results in a Violation or amendment, cancellation, suspension or acceleration under, or results in a loss of any benefit under any material Contract to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets may be bound or affected and that would reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
          SECTION 6.3 Governmental Approvals. Except for (a) the Required Consents and (b) the consents, approvals, waivers, filings, notices, declarations and registrations set forth in Schedule 6.3, no consents, approvals or waivers of, or filings, notices, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Buyer or the consummation by Buyer of the Transactions, other than such consents, approvals, waivers, filings, notices, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
          SECTION 6.4 Compliance. Buyer is, as of the date hereof, in compliance with all Laws or Orders applicable to the Buyer, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
          SECTION 6.5 Legal Proceedings. Except as expressly set forth in Schedule 6.5, there is no pending or, to the knowledge of Buyer, threatened, legal or administrative proceeding, claim, suit, action or investigation against or relating to Buyer, nor is there any injunction, order, judgment, ruling, writ or decree imposed upon Buyer, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Buyer to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.
          SECTION 6.6 Brokers and Other Advisors. Except for Berenson & Company and Morgan Stanley, the fees and expenses of which will be paid by Buyer, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Affiliates that is or would be a liability of Seller and its Affiliates (other than the Acquired Companies), or, in the event that Closing does not occur, the Acquired Companies.
          SECTION 6.7 Acquisition of Shares for Investment. Buyer is acquiring the Shares for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act.
ARTICLE VII
INVESTIGATION BY BUYER; CONFIDENTIALITY
          SECTION 7.1 Investigation by Buyer. Subject to applicable Laws relating to the exchange of information and upon such notice as is reasonably practicable under the circumstances, Seller shall use its reasonable best efforts to coordinate and consult with Buyer and Buyer’s Representatives in order to allow Buyer to confirm compliance by Seller with the terms and conditions of this Agreement, including Section 8.1 hereof, and in connection therewith shall cause the Acquired Companies to furnish to Buyer information concerning the business, properties, assets and personnel of the Acquired Companies as Buyer may reasonably request; provided, however, that Seller shall not be obligated to provide such information if doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third Person or jeopardize the protection of an attorney-client privilege or violate any code of conduct applicable to any of the Acquired Companies and Seller shall use its reasonable best efforts to advise Buyer of any information so redacted. Until the Effective Time, the information provided pursuant to this Agreement will be subject to the terms of the Confidentiality Agreement; which shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement.
          SECTION 7.2 Access. Subject to applicable Law, Seller shall, and shall cause the Acquired Companies, during the period from the date hereof until the Closing, upon reasonable advance notice, to: (a) afford Buyer and its Representatives reasonable access, during normal business hours, to the employees, properties, Books and Records (with respect to income Tax records, only to the extent directly related to the Acquired Companies), Contracts and other documents of the Acquired Companies, (b) furnish Buyer with such financial and operating data and other information relating to the Acquired Companies, and (c) instruct the appropriate Acquired Company employees to reasonably cooperate with Buyer and its Representatives in connection with the foregoing; provided, however, that, in each case, such access, furnishing of information and cooperation shall not (w) unreasonably disrupt the operations of any Acquired Company, (x) require any Acquired Company to permit any inspection or to disclose any information that in the reasonable judgment of the Acquired Company would result in the disclosure of any trade secrets or violate any of its obligations or policies with respect to confidentiality, (y) require the Acquired Company to disclose any privileged information or (z) require Seller or any of its Affiliates (including the Acquired Companies) to disclose any proprietary information regarding Seller or its Affiliates (excluding the Acquired Companies) or violate any code of conduct applicable to any of the Acquired Companies. All requests for information made pursuant to this Section 7.2 shall be directed to the attention of the Chief Executive Officer of

Seller and such other Persons designated by Seller in writing. To the extent that Seller or any of its Affiliates incurs any incremental out-of-pocket costs in processing, retrieving or transmitting any such information pursuant to this Section 7.2, Buyer shall reimburse Seller and such Affiliate for the reasonable out-of-pocket costs thereof promptly upon submission to Buyer of an invoice therefor accompanied by reasonable supporting documentation.
ARTICLE VIII
COVENANTS
          SECTION 8.1 Conduct of Business Prior to the Effective Time.
          (a) Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Schedule 8.1(a), during the period from the date of this Agreement until the Effective Time, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), (i) Seller shall cause the Acquired Companies to conduct their business in the usual, regular and Ordinary Course and (A) use their reasonable best efforts to preserve intact in all material respects (x) their business organization, (y) their relationships with customers, suppliers and other Persons having material business dealings with them, and (z) their goodwill, and (B) subject to prudent management of their workforce and business needs, use their reasonable best efforts to keep available in all material respects the services of their officers and employees, in each case as of the date hereof, and (ii) Seller shall not permit any Acquired Company to:
          (i) issue, sell, pledge, grant, transfer, encumber, dispose of, or authorize the issuance, sale, pledge, grant, transfer, encumbrance or disposition of any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock;
          (ii) (A) issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (B) split, combine, subdivide or reclassify any shares of its capital stock, or (C) enter into any agreement with respect to the voting of its capital stock;
          (iii) except as contemplated by Section 8.11, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, except (A) as and to the extent required by the terms of the preferred stock issued by such Acquired Companies or (B) for dividends associated with the companies included in the Retained Assets;
          (iv) (A) incur any new indebtedness for borrowed money or guarantee any such indebtedness other than amounts not in excess of $1,000,000 in the aggregate outstanding at any time, (B) enter into any “keep well” or other agreement to maintain the financial condition of any Person other than the Acquired Companies, (C) make any loans, advances or capital contributions to, or investments in, any Person other than the Acquired Companies in excess of $1,000,000 in the aggregate, (D) repurchase or prepay any indebtedness for borrowed money in excess of $1,000,000 in the aggregate, except as required by the terms of such indebtedness or for payments of amounts outstanding under any Acquired Company’s existing indebtedness in the Ordinary Course of Business, or (E) enter into any Contract having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements); except in the case of clauses (A) through (E): (i) incurring, guaranteeing and repaying borrowings in the Ordinary Course of Business; (ii) obtaining letters of credit in the Ordinary Course of Business; and (iii) incurring indebtedness for borrowed money in connection with the refinancing of existing indebtedness (including any pre-funding, repurchase or exchange);
          (v) except as contemplated by Section 8.11, sell, lease, transfer, pledge, grant any security interest in or otherwise dispose of or encumber any of its properties or assets that are, individually or in the aggregate, material to the any of Acquired Companies, except (A) dispositions of obsolete or worthless equipment or assets, (B) dispositions of assets being replaced, or (C) dispositions of assets in the Ordinary Course of Business;
          (vi) make capital expenditures that in the aggregate as of any date exceed 110% of the amount to be expended (taking into account the anticipated timing of such expenditures) through such date as reflected in the Capital Plan, except (A) capital expenditures required by applicable Law or Governmental Authorities (including CTDPUC and MDPU), or (B) capital expenditures in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or otherwise necessary to provide or maintain safe, adequate and reliable natural gas service;
          (vii) make or agree to make any acquisition of or investment in (including by merger, consolidation, acquisition of stock or otherwise) the capital stock of any Person other than the Acquired Companies (except in the Ordinary Course of Business) or a material portion of the assets of any Person other than the Acquired Companies in excess of $1,000,000 in the aggregate;
          (viii) (A) increase in any respect the compensation, bonus or fringe benefits of any director, officer, employee or consultant, other than (x) as required by any Contract or Employee Plan set forth on Schedule 8.1(a)(viii)(A) or applicable Law, and (y) increases in salaries, wages and benefits of employees made in the Ordinary Course of Business, or (B) enter into or renew any Contract (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer, employee or consultant compensation or benefits contingent, or the terms of which are materially altered, upon or in connection with the Transactions;

          (ix) other than in the Ordinary Course of Business or pursuant to any Contract or any Employee Plan in existence on the date hereof or entered into after the date hereof to the extent expressly permitted by the terms of this Agreement, (A) pay any benefit not provided for under any Contract or Employee Plan (other than the payment of cash compensation in the Ordinary Course of Business), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Plan, (C) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Plan, (D) enter into or adopt any new employee benefit plan or arrangement or amend, modify or terminate (except as may be required (i) by applicable Law, (ii) to avoid the imposition of any tax or penalty under Section 409A of the Code or (iii) by applicable Tax qualification requirements) any existing Employee Plan, (E) grant the right to receive any severance, termination or retention pay, or increases therein, or (F) pay any benefit or grant, amend or modify any award, including in respect of stock options or other equity-related award, in each case described in subclauses (A) through (F) above for the benefit of any current or former director, officer, employee or consultant of the Acquired Companies;
          (x) other than in the Ordinary Course of Business consistent with past practice, (A) make, revoke, amend or change any material election concerning Taxes, (B) settle or compromise any material Tax liability that has not been accrued or otherwise reflected on the Financial Statements, (C) file any amended Tax Return to the extent such amendment could negatively affect the Financial Statements in a material manner, (D) enter into any closing agreement to the extent any such agreement would negatively affect the Financial Statements in a material manner, or (E) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax (except with respect to regular and routine extensions of Tax Returns);
          (xi) make any material changes in financial or Tax accounting methods, policies, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP (or a change in GAAP) or applicable Law or regulation;
          (xii) amend or propose to amend any of the Charter Documents;
          (xiii) adopt a plan or agreement of complete or partial liquidation or dissolution;
          (xiv) adopt, enter into, renew or extend any collective bargaining agreement or other labor union Contract applicable to the employees of the Acquired Companies, except (A) in connection with any collective bargaining agreement or other labor union Contract currently expired or in the process of being renewed or extended, or (B) as is necessary to prevent the expiration of any such agreement or Contract;

          (xv) fail to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice) insurance in such amounts, and against such risks and losses, consistent with the insurance policies presently maintained by the Acquired Companies;
          (xvi) notwithstanding anything to the contrary contained herein, make any acquisition or investment in or enter into any line of business that is not conducted by the Acquired Companies as of the date hereof;
          (xvii) except for gas supply or transportation contracts entered, amended or modified in the Ordinary Course and except to the extent permitted under any other clause of this Section 8.1(a), enter into, amend or modify any Contract which (A) is reasonably expected to remain in effect after the Effective Time, and (B) could reasonably be expected to involve payments to or by the Acquired Companies that exceed $1,000,000 in the aggregate;
          (xviii) settle any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, except (A) in the Ordinary Course of Business, (B) settlements to the extent subject to reserves existing as of the date hereof in accordance with GAAP, (C) the settlement of any claim, action, suit, proceeding or investigation that would not reasonably be expected to have a Material Adverse Effect, or (D) any matter that is covered by Section 8.8;
          (xix) fail to make any material regulatory filings as required by Law;
          (xx) grant, extend, amend (except as required in the diligent prosecution of the Company Intellectual Property), waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of any material Company Intellectual Property;
          (xxi) transfer, relocate or move any employees of the Acquired Companies to Seller or any Affiliate of Seller (excluding the Acquired Companies);
          (xxii) enter into any Contracts that materially limit or otherwise materially restrict the Acquired Companies or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, materially limit or restrict Buyer or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or product line or in any geographic area; or
          (xxiii) enter into any Contract with respect to, or otherwise commit or agree to take, any of the foregoing actions in this Section 8.1(a).
          (b) Except as contemplated or permitted by this Agreement or required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Seller otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), Buyer shall not take, or agree or commit to take, any action that would reasonably be expected to (i) impose any material delay in the obtaining of any PUC Consents, or significantly increase the risk of not obtaining, any authorizations, consents, orders, waivers, declarations, registrations or approvals of any Governmental Authority necessary to consummate the Transactions or for the expiration or termination of any applicable waiting period; (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; or (iii) otherwise prevent or materially delay the consummation of the Transactions.
          (c) Buyer hereby designates the two representatives of Buyer and its Affiliates listed on Schedule 8.1(c) under the heading “Buyer’s Representatives” or such other representatives of Buyer as Buyer may designate in writing to Seller (“Buyer’s Representatives”) to be responsible for determining whether consent to any action prohibited by Section 8.1(a) shall be given by Buyer. Seller hereby designates the two representatives of Seller listed on Schedule 8.1(c) under the heading “Seller’s Representatives” or such other representatives of Seller as Seller may designate in writing to Buyer (“Seller’s Representatives”) to contact Buyer’s Representatives with written requests for consent to any action prohibited by Section 8.1(a). Buyer’s Representatives shall respond promptly in writing to any request for consent to the taking of any action prohibited by Section 8.1(a). Buyer’s Representatives shall not unreasonably withhold or delay any requested consent. With respect to any action prohibited by Section 8.1(a) with respect to which Seller has requested consent, if Buyer’s Representatives do not respond to any such request within five (5) Business Days following receipt of Seller’s Representative’s written request, such consent shall be deemed to have been given.
          SECTION 8.2 Reasonable Best Efforts.
          (a) Subject to the terms and conditions of this Agreement and to the extent consistent with applicable Laws, each party shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable on its part to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, as promptly as practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Laws or the Required Consents); (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from, and make all appropriate filings and submissions with, any Governmental Authority or other Person necessary, proper or advisable to consummate the Transactions and obtain the Required Consents; (iii) take, or cause to be taken, all actions necessary, proper or advisable to obtain CTDPUC and MDPU approvals as promptly as practicable; (iv) ensure that all proceedings to be taken on its part in connection with the Transactions at the Closing shall be reasonably satisfactory in form and substance to the other party, and that the other party shall receive copies of all such documents and other evidences as such party shall reasonably request in order to establish the consummation of the Transactions and the taking of all proceedings in connection therewith; and (v) obtain any third-party consents necessary to waive any change of control or similar provisions in Contracts to which the Acquired Companies are a party.
          (b) In furtherance and not in limitation of the foregoing, and subject to the terms and conditions of this Agreement and to the extent consistent with applicable Laws, (i) each party agrees to promptly make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take, or cause to be taken, all other reasonable actions consistent with this Section 8.2 reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The cost of such filings pursuant to the HSR Act shall be borne by Buyer.
          (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 8.2, subject to the terms and conditions of this Agreement and to the extent consistent with applicable Laws, each of the parties shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing, submission or other communication with a Governmental Authority in connection with the Transactions (including obtaining the Required Consents) and in connection with any action, proceeding, investigation or other inquiry instituted (or threatened to be instituted) by or before a Governmental Authority or other Person relating to the Transactions, including any action or proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by any other Person, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions (including obtaining the Required Consents), except that nothing contained herein shall require either party hereto to provide to or share with the other party hereto (i) any copy of any pre-merger notification and report form to be filed with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, or (ii) proprietary and competitively sensitive information that is not normally disclosed to third parties, except as is reasonably necessary to obtain the Required Consents.
          (d) Subject to the terms and conditions of this Agreement and to the extent consistent with applicable Laws, each of the parties shall use its reasonable best efforts to resolve such objections or suits, if any, as may be asserted or instituted (or threatened to be asserted or instituted) by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, each of the parties shall each (i) use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the consummation of the Transactions on or before the Outside Date, including taking all reasonable steps to conduct the defense through litigation on the merits of any claim asserted in any court by any Person, and (ii) take reasonable steps to resolve every impediment under any Antitrust Laws that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date); provided, however, that notwithstanding anything to the contrary contained in this Agreement, but subject to Section 14.2(b), the parties hereby agree and acknowledge that neither this Section 8.2 nor the “reasonable best” efforts standard nor any other provisions in this Agreement shall require Buyer or any of its Affiliates, before or after Closing, to: (x) divest of or hold separate any properties, assets, operations or management rights of Buyer or its subsidiaries, (y) divest or hold separate any properties, assets, operations, licenses, rights, product lines, businesses or interest therein of the Acquired Companies that are material to any Acquired Company, or (z) otherwise agree to any conditions, restrictions or agreements to which any of the paragraphs (i) through (iii) of Section 10.5 hereof apply, taken individually or in the aggregate.
          (e) Subject to the terms and conditions of this Agreement and to the extent consistent with applicable Laws, from time to time after the Closing, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by this Agreement.
          SECTION 8.3 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. Thereafter, the parties shall cooperate to develop a joint communications plan and cooperate (a) to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan, and (b) unless otherwise required by Law or applicable fiduciary duties, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Transactions.
          SECTION 8.4 Confidentiality. During the three-year period following the Closing Date, Seller shall, and shall use reasonable best efforts to cause its Representatives to, hold in confidence all confidential information of the Acquired Companies relating to the Business; provided that such obligation shall not extend to any such confidential information that (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives after the Closing Date or (ii) becomes available to Seller or any of its Representatives on a non-confidential basis. Notwithstanding the foregoing, (x) Seller shall be deemed to have satisfied its obligations under this Section 8.4 with respect to any confidential information if it exercises the same care with regard to such information as it takes to preserve confidentiality for its own similar information and (y) Seller will be permitted to make such disclosures as are required by applicable Law.
          (a) During the three-year period following the Closing Date, Buyer shall, and shall use reasonable best efforts to cause its Representatives (including the Acquired Companies) to, hold in confidence all confidential information of Seller and its Affiliates (other than the Acquired Companies); provided that such obligation shall not extend to any such confidential information that (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Representatives after the Closing Date or (ii) becomes available to Buyer or any of its Representatives on a non-confidential basis. Notwithstanding the foregoing, (x) Buyer shall be deemed to have satisfied its obligations under this Section 8.4 with respect to any confidential information if it exercises the same care with regard to such information as it takes to preserve confidentiality for its own similar information and (y) Buyer will be permitted to make such disclosures as are required by applicable Law.
          SECTION 8.5 Notification of Certain Matters.
          (a) Each party shall give prompt notice to the other parties of any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions.
          (b) Each party will notify the other parties of, and will use its reasonable best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached, or that renders or will render untrue any representation or warranty of such party contained in this Agreement. No notice given pursuant to this Section 8.5 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.
          SECTION 8.6 Directors’ and Officers’ Indemnification.
          (a) For a period of six (6) years after the Effective Time, Buyer shall cause the Acquired Companies to, (i) indemnify and hold harmless each individual who at the Effective Time is, a director or officer, of an Acquired Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of such Acquired Company at, or at any time prior to, the Effective Time, to the fullest extent permitted under applicable Law, the Charter Documents as currently in effect or the indemnification agreements with any of the Indemnitees in effect as of the date hereof (solely to the extent such agreements have been provided to Buyer prior to the date hereof), which shall survive the Transactions and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Buyer, from and after the Effective Time until the sixth anniversary of the Effective Time, shall cause the certificate of incorporation and bylaws of the Acquired Companies to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Charter Documents, which provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in a manner that would adversely affect the rights thereunder of the Indemnitees.
          (b) The provisions of this Section 8.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his heirs and his representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by Contract or otherwise (it being expressly agreed that the Indemnitees to whom this Section 8.6 applies shall be third-party beneficiaries of this Section 8.6).
          SECTION 8.7 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses (with any such out-of-pocket fees and expenses of outside transaction counsel or financial advisor incurred by the Acquired Companies payable by Seller), whether or not the Transactions are consummated.
          SECTION 8.8 Rate and Other Regulatory Matters.
          (a) To the extent permitted by applicable Law, during the period commencing on the date hereof and ending on the Closing Date, Seller shall (a) obtain Buyer’s approval (such approval not to be unreasonably withheld or delayed) prior to any Acquired Company initiating or seeking to reopen on or before December 31, 2010 any general rate case or any proceeding relating to cost recovery mechanisms, the recovery of costs or return on equity, (b) provide notice to Buyer, and an opportunity to provide input and comment, prior to any Acquired Company (i) settling or withdrawing any docketed regulatory proceeding or appeal, and (ii) initiating or seeking to reopen after December 31, 2010 any general rate case or any proceeding relating to cost recovery mechanisms, the recovery of costs or return on equity (c) consult with Buyer and consider Buyer’s comments or opinions as to significant non-rate filings by any Acquired Company and all aspects of any rate, cost recovery mechanism or cost recovery-related or return on equity proceeding that is open on the date of this Agreement or that is filed after the date of this Agreement or any modification of any rate and/or cost recovery or return on equity mechanism that are otherwise in effect on the date hereof, (d) notify Buyer in writing as soon as practicable prior to making any material changes to any Acquired Company’s generally applicable rates, charges, standards of service, or accounting or regulatory policies from those in effect as of the date hereof so that Buyer may comment thereon, and (e) deliver to Buyer a copy of each principal filing (or any amendment thereto), Contract or consent related to any of the foregoing as soon as practicable prior to the filing, execution or application thereof so that Buyer may provide reasonable input thereon. Except as may be prohibited by applicable Law, Seller agrees to consult with Buyer or to receive comments from Buyer and to take into account Buyer’s comments or opinions.
          (b) Notwithstanding any provision in this Agreement to the contrary (including Article XII), Buyer agrees that from and after the Closing, Buyer and the Acquired Companies shall be solely responsible for, and hereby assume, effective from and after the Closing, all Damages and Liabilities (including Damages and Liabilities that might otherwise be imposed on Seller or any of its Affiliates) relating to or arising from, any actions or decisions taken or made by any State Agency after the Closing relating to or affecting the Acquired Companies or the Business or the transactions contemplated hereby whether such actions or decisions are directed at or taken against Buyer or Seller or any of its Affiliates (it being understood that all such Damages and Liabilities shall be subject to indemnification by Buyer and the Acquired Companies pursuant to Section 12.2, and that none of Seller or any of its Affiliates shall have any Liability whatsoever in respect thereof under this Agreement or otherwise); provided, however, that notwithstanding anything to the contrary in this Agreement, to the extent any Damages or Liabilities shall be indemnified by Seller pursuant to Section 12.1, Buyer shall not be liable for such Damages or Liabilities.
          SECTION 8.9 Use of Names, Trademarks, Etc.
          (a) From and after the Closing, except as permitted in Section 8.9(b), neither Buyer nor its Affiliates (including the Acquired Companies) will use or have any rights to any of the Retained Names. From and after the Closing, neither Buyer nor its Affiliates (including the Acquired Companies) will hold itself out as having any affiliation with Seller or any of its Affiliates.
          (b) Seller hereby grants to the Acquired Companies a non-exclusive, non-transferable license to utilize, without obligation to pay royalties to Seller or any of its Affiliates, the Retained Names in connection with stationery, supplies, labels, catalogs, vehicles, signs and products of the Acquired Companies described in sections (i) through (iii) of this Section 8.9(b), subject to the terms and conditions of this Section 8.9(b) and Section 8.9(c), in each case, solely in connection with the operation of the Business and in substantially the same manner as such names, trademarks, trade names, corporate symbols or logos were used by the Acquired Companies immediately prior to the Closing; provided, that such use is in accordance with Seller’s trademark usage guidelines as in effect at the Closing, and such license shall cease immediately upon expiration of the periods identified below. All goodwill arising from such use shall inure to Seller. Buyer agrees that the nature and quality of all goods and services rendered by the Acquired Companies in connection with such names, trademarks, trade names, corporate symbols or logos shall be advertised, offered and provided in a manner consistent with the quality control standards previously used by the Acquired Companies, and that the Acquired Companies will use such names, trademarks, trade names, corporate symbols or logos in compliance with all applicable Laws and regulations in accordance with past practice.
          (i) All stationery, invoices, purchase orders and other similar documents of a transactional nature, business cards, outside forms such as packing lists, labels, and cartons, forms for internal use only and product literature constituting assets of the Acquired Companies as of the Closing may be used for a period of ninety (90) days following the Closing or until the supply is exhausted, whichever is the first to occur.
          (ii) All vehicles constituting assets of the Acquired Companies as of the Closing may continue to be used without remarking (except as to legally required permit numbers, license numbers, etc.) for a period of one hundred twenty (120) days following the Closing or until the date of disposition of the vehicle, whichever is the first to occur.
          (iii) Within sixty (60) days following the Closing, Buyer will cause the Acquired Companies to remove from display at all owned and leased facilities constituting assets of the Acquired Companies all displays or signage which contain the names, trademarks or trade names “Iberdrola USA,” or “Energy East” or any corporate symbol or logo related thereto.
     (c)
          (i) Apart from the rights granted under Section 8.9(b), neither Buyer nor any of its Affiliates (including the Acquired Companies) shall have any right, title or interest in, or to the use of, any of the Retained Names, either alone or in combination with any other word, name, symbol, device, trademarks, or any combination thereof. Anything contained herein to the contrary notwithstanding, except as expressly permitted by Section 8.9(b), in no event will Buyer or any of its Affiliates (including the Acquired Companies) utilize any of the Retained Names as a component of a company or trade name. Buyer will not, and will cause each of its Affiliates (including the Acquired Companies) not to, challenge or contest the validity of any of the Retained Names, the registration thereof or the ownership thereof by Seller. Buyer will not, and will cause each of its Affiliates (including the Acquired Companies) not to, apply anywhere at any time for any registration as owner or exclusive licensee of any of the Retained Names. If, notwithstanding the foregoing, Buyer or any of its Affiliates (including the Acquired Companies) develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any of the Retained Names in any jurisdiction, or any goodwill incident thereto, Buyer will, upon the request of Seller, and for a nominal consideration of one dollar, assign or cause to be assigned to Seller or any designee of Seller, all right, title and interest in, and to the use of, such Retained Names in any and all jurisdictions, together with any goodwill incident thereto.
          (ii) Seller will have the right to terminate the license granted in Section 8.9(b) in the event of a material breach of this Section 8.9(c) by Buyer or any of its Affiliates (including the Acquired Companies) that has not been cured within thirty (30) days after written notice thereof by Seller to Buyer.
          (d) Nothing in this Agreement shall prevent Buyer or its Affiliates (including the Acquired Companies) from using the Retained Names for archival and historical reference, or otherwise as a “fair use” under applicable Trademark Laws.
          SECTION 8.10 Obligations Relating to the Business. Buyer and Seller shall use their respective commercially reasonable efforts to take or cause to be taken all actions and to enter into such agreements and arrangements as shall be necessary to effect, effective as of the Effective Time, the release of Seller and its Affiliates (other than the Acquired Companies) from, and the substitution of Buyer or any of its Affiliates for Seller and its Affiliates (other than the Acquired Companies) relating to, all primary, secondary, contingent, joint, several and other Liabilities in respect of Contracts and Financial Instruments under which Seller or any of its Affiliates (other than the Acquired Companies) has any primary, secondary, contingent, joint, several or other Liability arising out of or relating to the Business or any of the Acquired Companies that by their terms will be outstanding or in effect as of or at any time following the Effective Time, but solely to the extent such Contracts are set forth on Schedule 8.10 (it being understood that all Liabilities in respect of such Contracts and Financial Instruments shall be subject to indemnification by Buyer pursuant to Section 12.2). To the extent that such a release of Seller and its Affiliates (other than the Acquired Companies) in respect of such Contracts and Financial Instruments is not obtained prior to the Effective Time, Buyer and Seller shall continue to use its commercially reasonable efforts to take or cause to be taken all actions and enter into such agreements and arrangements as shall be necessary to effect the release of Seller and its Affiliates (other than the Acquired Companies) from, and the substitution of Buyer or any of its Affiliates for Seller and its Affiliates (other than the Acquired Companies) relating to, all primary, secondary, contingent, joint, several and other Liabilities in respect of such Contracts and Financial Instruments. Seller will cooperate in all reasonable respects with Buyer in connection with the actions set forth in this Section 8.10; provided, however, that neither Buyer nor Seller will be obligated to pay any consideration or offer or grant any financial accommodation or other benefit in connection therewith.
          SECTION 8.11 Transfer of Retained Assets. Prior to the Closing, Seller will cause, effective at or prior to the Effective Time, the Retained Assets to be transferred for no consideration by CEC and CTG to Seller or any of its Affiliates designated by Seller (other than the Acquired Companies).

          SECTION 8.12 Insurance.
          (a) Seller Policies.
          (i) Coverage Under Seller Policies. Coverage of the Acquired Companies under the Seller Policies shall cease as of the Effective Time. From and after the Effective Time, Buyer will be responsible for obtaining and maintaining all insurance coverage with respect to the Acquired Companies.
          (ii) Rights Under Seller Policies. From and after the Effective Time, none of Buyer or its Affiliates (including the Acquired Companies) will have any rights with respect to any Seller Policies, except as follows (but subject to the limitations set forth herein):
(A)	the Acquired Companies will have the right to assert claims (and Seller will use commercially reasonable efforts to assist the Acquired Companies in asserting claims) under Seller Occurrence Basis Policies for any loss, liability or damage of the Acquired Companies arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Seller Occurrence Basis Policies and agreements relating thereto so allow; and

(B)	the Acquired Companies will have the right to continue to prosecute claims (and Seller will use commercially reasonable efforts to assist the Acquired Companies in connection therewith) for any loss, liability or damage of the Acquired Companies properly asserted with the insurance carrier prior to the Effective Time under Seller Claims Made Policies arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Seller Claims Made Policies and agreements relating thereto so allow;
provided, that in the case of each of clauses (A) and (B) above, (1) all of Seller’s and its Affiliates’ reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Buyer, (2) Seller and its Affiliates may, at any time, without liability or obligation to Buyer or any of its Affiliates (including the Acquired Companies), amend, commute, terminate, buyout, extinguish liability under or otherwise modify any Seller Occurrence Basis Policies or Seller Claims Made Policies (and such claims will be subject to any such amendments, commutations, terminations, buyouts, extinguishments and modifications), (3) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Seller or any of its Affiliates in respect thereof, and

(4) such claims will be subject to exhaustion of aggregate limits. Without limiting the foregoing, the Acquired Companies will assume all responsibility for all retained loss cost, deductible, administrative, legal and claim/loss expenses of any kind whatsoever incurred after the Closing Date on any claim of any kind of the Acquired Companies (including, but not limited to, workers’ compensation, auto liability and general liability and whether open, new, re-opened at any time, known or unknown) regardless of the date of loss, and will reimburse Seller or the insurer directly for all outstanding retained loss cost expenses on any claim of any kind of the Acquired Companies (including but not limited to workers’ compensation, auto liability and general liability, and whether open, new, re-opened at any time, known or unknown) regardless of the date of loss. None of Seller or its Affiliates will bear any Liability for the failure of an insurance carrier to pay any claim under any Seller Occurrence Basis Policy or Seller Claims Made Policy. In addition, Buyer will assume all responsibility for open (or reopened) historical known or unknown workers’ compensation, retained loss cost auto, general liability or excess general liability claims of the Acquired Companies under existing Seller Policies. Buyer will be responsible for reimbursing insurers for retained loss cost and deductible claims expenses on all open, pending, known, unknown and historical losses (regardless of the injury/loss date), retrospective premium adjustments or other loss, assessment or premium related expenses of any kind whatsoever in respect of such claims (including claim handling or other service fees charged by insurers). Buyer will assume all responsibility for open (or reopened) historical claims of the Acquired Companies under existing Seller Policies; including legal defense costs or other claim handling service fees charged by insurers. Buyer will be responsible for paying weekly lost wage benefits under workers’ compensation salary continuation programs as well in accordance with Acquired Company collective bargaining and/or human resources policies.
          Effective as of the Closing, Buyer or the Acquired Companies will assume responsibility for all claims handling functions, decisions and management in respect of claims of the Acquired Companies.
          (b) Rights Under Acquired Company Policies. From and after the Effective Time, none of Seller or any of its Affiliates will have any rights with respect to any Acquired Company Policies, except as follows:
          (i) Seller and its Affiliates will have the right to assert claims (and Buyer will use commercially reasonable efforts to assist Seller and its Affiliates in asserting claims) under Acquired Company Occurrence Basis Policies for any loss, liability or damage of Seller or any of its Affiliates (other than the Acquired Companies) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Acquired Company Occurrence Basis Policies and agreements relating thereto so allow; and
          (ii) Seller and its Affiliates will have the right to continue to prosecute claims (and Buyer will use commercially reasonable efforts to assist Seller and its

Affiliates in connection therewith) for any loss, liability or damage of Seller or any of its Affiliates (other than the Acquired Companies) properly asserted with the insurance carrier prior to the Effective Time under Acquired Company Claims Made Policies arising out of insured incidents occurring from the date coverage thereunder first commenced until the Effective Time to the extent that the terms and conditions of any such Acquired Company Claims Made Policies and agreements relating thereto so allow;
provided, that in the case of each of clauses (i) and (ii) above, (A) all of Buyer’s and its Affiliates’ reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Seller, (B) Buyer and its Affiliates may, at any time, without liability or obligation to Seller or any of its Affiliates, amend, commute, terminate, buyout, extinguish liability under or otherwise modify any Acquired Company Occurrence Basis Policies or Acquired Company Claims Made Policies (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Buyer or any of its Affiliates in respect thereof, and (D) such claims will be subject to exhaustion of aggregate limits. None of Buyer or its Affiliates will bear any Liability for the failure of an insurance carrier to pay any claim under any Acquired Company Occurrence Basis Policy or Acquired Company Claims Made Policy.
          (c) Return of Premiums. Buyer will, and will cause its Affiliates (including the Acquired Companies) to, forward promptly by check to Seller any and all return premiums received by Buyer or any of its Affiliates (including the Acquired Companies) after the Effective Time relating to (i) the Seller Policies or (ii) with respect to periods prior to the Effective Time, the Acquired Company Policies.
          (d) Coverage Positions. Seller makes no warranties, guarantees or promises with respect to coverage positions that may be taken by insurers and the Acquired Companies will be responsible for all retained loss cost expenses incurred after the Closing Date on any claim, and will reimburse Seller or the insurer directly for all outstanding retained loss cost expenses on any open claim or new claims.
          SECTION 8.13 Post-Closing Access; Preservation of Records.
          (a) From and after the Closing, for a period not exceeding seven (7) years, Buyer shall, upon reasonable notice and during normal business hours, make or cause to be made available to Seller and its Affiliates and their respective Representatives all books, records and documents of Buyer and its Affiliates (including the Acquired Companies) relating to the Acquired Companies (and the assistance of Buyer’s and its Affiliates’ (including the Acquired Companies’) employees responsible for such books, records and documents) for (i) preparing Tax Returns and refund claims and financial statements and preparing for or responding to Tax audits and other investigations covering operations and transactions at or prior to the Effective Time; (ii) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action; (iii) preparing reports to Governmental Authorities; (iv) obtaining or seeking to obtain any refund or credit relating to any Acquired Company for any Pre Closing Tax Period; or (v) such other purposes for which access to such documents which is necessary for Seller or its Affiliates to comply with the terms of this Agreement and the Transition Agreement or any applicable Law; provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal operations of Buyer and its Affiliates, and the reasonable out of pocket expenses of Buyer and its Affiliates incurred in connection therewith will be paid by Seller. Subject to the last sentence of this Section 8.13(a), Buyer will maintain and preserve, or cause to be maintained and preserved, all such books, records and other documents for the greater of (A) seven (7) years after the Closing Date or (B) any applicable statutory or regulatory retention period, as the same may be extended. At the end of such period, Buyer shall provide Seller, with at least thirty (30) calendar days prior written notice before destroying any such books, records and documents, during which period Seller can elect to take possession of such books and records.
          (b) Buyer agrees that Seller may, solely to use such for the purposes included in clauses (i)-(v) of Section 8.13(a), retain (i) copies of all materials made available to Buyer or its Representatives in the course of its investigation of the Business, together with a copy of all documents referred to in such materials; (ii) all books and records prepared in connection with the Transactions; (iii) copies of any books and records which may be relevant in connection with the defense of (A) the matters referred to in Article XII or (B) disputes or proceedings arising under the Transactions with Governmental Entities or with other third Persons; and (iv) all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller.
          (c) From and after the Closing, for a period not exceeding seven (7) years, Seller shall, upon reasonable notice and during normal business hours, make or cause to be made available to Buyer and its Representatives copies of all books, records and documents of Seller and its Affiliates relating to the Acquired Companies or the Business (and the assistance of Seller’s and its Affiliates’ employees responsible for such books, records and documents) in Seller’s possession as of the Closing Date for the same purposes, to the extent applicable, as set forth in Section 8.13(a); provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal operations of Seller and its Affiliates and the reasonable out of pocket expenses of Seller and its Affiliates incurred in connection therewith will be paid by Buyer. Each of the parties will treat any information received pursuant to this Section 8.13 as confidential information in accordance with its internal policies and procedures regarding the use and disclosure of confidential information.
          SECTION 8.14 Elimination of Intercompany Accounts. Except for the Intercompany Credit Agreements set forth on Schedule 8.14, Seller, on behalf of itself and its Affiliates (including the Acquired Companies), hereby settles, releases, discharges and eliminates, by cancellation or transfer to or from the Acquired Companies or otherwise, effective as of the Effective Time, all intercompany receivables, payables and other balances (including intercompany cash management balances) between Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, in existence as of the Effective Time. Notwithstanding the foregoing, the provisions of this Section 8.14 will not apply to any intercompany receivables, payables and other balances arising under the Transition Agreement.
          SECTION 8.15 Termination of Intercompany Arrangements.
          (a) Except as set forth in Section 8.15(b), Seller, on behalf of itself and its Affiliates (including the Acquired Companies), hereby terminates, effective as of the Effective Time, any and all executory agreements, arrangements, commitments or understandings in existence as of the Effective Time, whether or not in writing, between Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time and all obligations and Liabilities thereunder shall thereupon be discharged and released.
          (b) The provisions of Section 8.15(a) will not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
          (i) this Agreement and the Transition Agreement (and each other agreement, instrument or document expressly contemplated by this Agreement or the Transition Agreement to be entered into by any party hereto or any of their respective Affiliates);
          (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 8.15(b); and
          (iii) any agreements, arrangements, commitments or understandings that the parties hereto may mutually agree in writing shall not terminate as of the Effective Time.
          SECTION 8.16 Purchase Agreements and Software Licenses; Seller Services. The parties acknowledge that as of the Effective Time, the Acquired Companies will no longer be able to make purchases under the Seller Purchase Agreements and will no longer be licensed under the Seller Licenses, and that Buyer and its Affiliates (including the Acquired Companies) shall be responsible for all expenses incurred in replacing the Seller Purchase Agreements and Seller Licenses.

          SECTION 8.17 Non-Solicitation.
          (a) From the date hereof until the third anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates not to, recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, or in any manner assist any third party to do any of the foregoing, any Person who is, or within the six (6) months prior to such action was, an employee of any of the Acquired Companies and whose annual base compensation as of the date of this Agreement exceeds $75,000; provided, however, that the foregoing will not prevent Seller or its Affiliates from conducting general solicitation or advertising activities not targeted to any employee described in this Section 8.17(a) and shall not apply to any person whose employment is terminated by Buyer or its Affiliates.
          (b) From the date hereof until the third anniversary of the Closing Date, Buyer shall not, and shall cause the Acquired Companies not to, recruit, offer employment to, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, or in any manner assist any third party to do any of the foregoing, any Person who is, or within the six (6) months prior to such action was, an employee of Seller or any of its Affiliates (other than the Acquired Companies) whose annual base compensation as of the date of this Agreement exceeds $75,000; provided, however, that the foregoing will not prevent Buyer from conducting general solicitation or advertising activities not targeted to any employee described in this Section 8.17(b), and shall not apply to any person whose employment is terminated by Seller or any of its Affiliates.
          SECTION 8.18 Transition Agreement. As promptly as reasonably practicable following the date hereof, the parties will negotiate in good faith a Transition Agreement that provides for the continuation of certain services that have been provided prior to the date hereof, or as of the Closing Date, by Seller and any of its Affiliates to the Acquired Companies. Such services shall be provided (a) for an initial term of one (1) year, which term, with respect to any or all of such services, may be extended for up to two additional 180-day terms, as Buyer may elect, from time to time, by delivery of at least ninety (90) days’ prior written notice, (b) at a cost that is calculated by using the same methodologies used for calculating the current prices of such services, and (c) allow Buyer to terminate any service provided under the Transition Agreement at any time by delivery of at least 90 days’ prior written notice.
          SECTION 8.19 Repayment of Indebtedness. Buyer shall (i) pay or cause to be paid on behalf of the Acquired Companies to the applicable lender, by wire transfer of immediately available U.S. dollars, amounts sufficient at the Closing to repay in full any loan balances of the Acquired Companies outstanding under the Intercompany Credit Agreements and the Existing Credit Agreement so that the Acquired Companies can be released from the Intercompany Credit Agreements and the Existing Credit Agreement and (ii) cause new letters of credit to be issued replacing any existing letters of credit issued for the account of the Acquired Companies under the Existing Credit Agreement (it being understood that any letters of credit issued for the account of the Acquired Companies under the Existing Credit Agreement will not remain in place after the Closing).
          SECTION 8.20 Loss of Property. In the event that between the date of this Agreement and the Closing Date, any of the material assets owned by the Acquired Companies on the Closing Date have suffered material property damage (ordinary wear and tear excepted), or are subject to eminent domain or condemnation proceedings, or are lost other than in the Ordinary Course of Business, Seller shall notify Buyer promptly in writing upon it becoming aware of such event. Seller shall, or shall cause its Affiliates to, either (i) prior to the Closing, use any insurance recoveries or other proceeds received by Seller or its Affiliates in respect of such damage by property damage, eminent domain, condemnation proceedings or loss to repair, rebuild or replace the portion of the assets damaged or lost prior to the Closing, or (ii) (x) to the extent of any insurance recoveries or other proceeds actually received prior to the Closing and not used to repair, rebuild or replace such portion of assets, hold such insurance recoveries or other proceeds in trust for the Buyer and, at the Closing, assign all of Seller’s or Seller’s Affiliates’, as applicable, right, title, and interest in and to such insurance recoveries or other proceeds to Buyer in compensation for such damage or loss, or (y) to the extent of any insurance recoveries or other proceeds yet to be received, use its reasonable best efforts (at Buyer’s expense) to diligently pursue any and all claims related thereto and assign all of Seller’s or Seller’s Affiliates’, as applicable, right, title, and interest to receive and collect such insurance recoveries or other proceeds upon payment thereof. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, this Section 8.20 shall survive the Closing solely to the extent any such lost or damaged assets exist, and then only until the applicable insurance recoveries or other claim proceeds are received or denied.
          SECTION 8.21 Further Assurances. Seller and Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (iii) not in limitation of any other provision of this Agreement, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party hereto to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable.
          SECTION 8.22 No Shop. Until the earlier of the termination of this Agreement and the Closing, Seller and its Affiliates (including the Acquired Companies) shall not and shall cause its Representatives not to, directly or indirectly, (i) solicit any inquiries or proposals, or enter into or continue any discussions, negotiations, understandings, arrangements or Contracts, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any material portion of the Acquired Companies or their respective businesses, or (ii) knowingly disclose, directly or indirectly, to any Person any confidential information concerning the Acquired Companies or their respective businesses, except in respect of this clause (ii), in the Ordinary Course or in connection with the Transactions. In the event that Seller or its Affiliates (including the Acquired Companies) receives an offer for such a transaction, Seller or such Affiliates (including the Acquired Companies) will, subject to requirements of applicable Law and any contract to which Seller is bound on the date hereof, provide Buyer with notice thereof as soon as practicable after receipt thereof, which notice shall include the identity of the prospective buyer or soliciting party. Seller and its Affiliates (including the Acquired Companies) agree that they will reasonably promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring all or any material portion of the Acquired Companies or their respective businesses to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Seller or any of its Affiliates to the extent provided for in the applicable confidentiality agreement.
          SECTION 8.23 Buyer Financing.
          (a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Buyer Financing on customary terms and conditions so that Buyer may timely consummate the Transactions, including using its reasonable best efforts to enter into definitive agreements and to conduct one or more public offerings of Buyer common stock, including in Buyer’s sole discretion, one or more public offerings of Buyer common stock prior to the Marketing Period, in order to obtain the Buyer Financing, provided that, notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer be required to (i) proceed with an offering and issuance of its common stock or any incurrence of the debt portion of Buyer Financing on terms, conditions, volumes or pricing that the board of directors of Buyer reasonably determines in good faith, after consultation in good faith with an investment bank of international standing, is not in the best interests of its shareholders or (ii) issue common stock for an aggregate offering price in excess of $525 million. Buyer shall keep Seller informed on a reasonably current basis of the status of its efforts to arrange the Buyer Financing
          (b) Seller shall, and shall cause each of the Acquired Companies and their advisors to, use their reasonable best efforts to provide to Buyer reasonable cooperation to complete the Buyer Financing that is customary to be provided in financings comparable to the proposed Buyer Financing. Seller shall (i) furnish Buyer as promptly as practicable (and in the case of the historical financial information set forth below in (A), (B) and (C) within 60 days of the date of this Agreement or if not available within 60 days despite Seller’s reasonable best efforts, as soon as practicable thereafter) (A) the audited consolidated balance sheets of each of BER, CEC and CTG as of December 31, 2007, December 31, 2008, and December 31, 2009 (and as of December 31, 2010 to the extent that the Closing has not occurred prior to March 15, 2011 within 60 days of December 31, 2010 or if not available within 60 days despite Seller’s reasonable best efforts, as soon as practicable thereafter), and the related audited statements of income and cash flows for the years then ended, and the notes and schedules thereto (together, the “Acquired Companies Audited Financial

Statements”), (B) the unaudited consolidated balance sheets of each of BER, CEC and CTG as of March 31, 2010 and March 31, 2009 (and as of the end of any subsequent quarterly period, to the extent the Closing has not occurred prior to the 45th day after the end of such quarter, within 40 days of the end of such quarter, or if not available within 40 days despite Seller’s reasonable best efforts, as soon as practicable thereafter, along with the corresponding financial statements for the same period in the immediately prior fiscal year), and the related unaudited statements of income and cash flows, which shall have been reviewed by the independent accountants of the Acquired Companies as provided under SAS 100 (together, the “Acquired Companies Unaudited Financial Statements,” and together with the Acquired Companies Audited Financial Statements, the “Acquired Companies Financial Statements”), and (C) financial information related to the Acquired Companies reasonably requested in writing (including such requests made after the provision of the Acquired Company Financial Statements) by Buyer as promptly as reasonably practicable, which information is reasonably necessary for Buyer to produce the pro forma financial statements required under Regulation S-X under the Securities Act for a public capital markets offering (together with the Acquired Companies Financial Statements, the “Required Financial Information”), (ii) use reasonable best efforts to furnish to Buyer as promptly as reasonable practicable other information with respect to the Acquired Companies reasonably requested by Buyer in writing as promptly as reasonably practicable so that Buyer may satisfy the applicable SEC requirements for a public capital markets offering as set forth on Schedule 8.23(b) (to the extent such matters set forth on such Schedule 8.23(b) are consistent with SEC requirements); (iii) use reasonable best efforts to furnish Buyer as promptly as reasonably practicable with information relating to the Acquired Companies reasonably requested by Buyer in writing from Seller as promptly as reasonably practicable (including such requests made after the provision of the Required Financial Information) to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such financing, including the Acquired Companies Financial Statements and budgets; (iv) participate in a reasonable and limited number of investor presentations, due diligence sessions, drafting sessions and rating agency presentations in connection with the Buyer Financing; (v) request required consents of accountants for use of their reports in any materials relating to the Buyer Financing and the delivery of comfort letters and customary representation letters; (vi) use reasonable best efforts to facilitate pledging collateral in connection with any debt portion of the Buyer Financing from and after the Closing as may be reasonably requested by Buyer (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing); (vii) take such corporate actions (subject to the occurrence of the Closing) by each of the Acquired Companies reasonably necessary to complete the Buyer Financing; and (viii) use reasonable best efforts to facilitate the execution and delivery (at the Closing) of definitive documents related to the Buyer Financing, provided, however, that nothing in this Section 8.23(b) shall require any cooperation to the extent that it would (x) unreasonably interfere in any material respect with the business or operations of Seller or its Affiliates, including the Acquired Companies or (y) require the entry into of any binding commitment by Seller or any of its Affiliates (including the Acquired Companies) that is not conditioned on the Closing and (1) does not terminate without Liability to Seller or any of its Affiliates (including the Acquired

Companies) upon termination of this Agreement and (2) does not terminate without Liability to Seller or any of its Affiliates (other than the Acquired Companies) at the Closing.
          (c) All non-public or other confidential information provided by Seller or any of the Acquired Companies pursuant to Section 8.23(b) shall be kept confidential in accordance with Article VII, except that Buyer shall be permitted to disclose such information to potential sources of capital and to rating agencies and prospective lenders and investors in connection with marketing any Buyer Financing as reasonably required in connection with the Buyer Financing subject to the requirements of applicable Law and customary confidentiality provisions. Buyer (i) shall promptly, upon request by Seller reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including fees of auditors and, attorneys and other advisors), plus the reasonable and documented costs and expenses arising from any additional incremental employees, contractors or consultants Seller or any of the Acquired Companies is required to employ, hire or retain in connection with the cooperation of Seller and the Acquired Companies contemplated by Section 8.23(b), and (ii) shall indemnify and hold harmless Seller, each Acquired Company and each other member of the Seller Group from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with the arrangement of any Buyer Financing and any information used in connection therewith, except with respect to any information provided pursuant to Section 8.23(b) electronically or in writing by Seller, any of its subsidiaries or the Acquired Companies or any of their respective representatives for use in connection with disclosure documents or written information provided to investors or lenders in connection with the Buyer Financing. The indemnity in the preceding sentence shall survive termination of this Agreement.
          (d) Buyer and Seller agree that promptly after the date hereof they and their respective advisors shall begin to confer on Buyer’s plans to obtain the Buyer Financing. In that regard, they shall also commence consideration of alternative financing arrangements to facilitate completion of the Transactions.
          SECTION 8.24 Milford LNG Facility. Seller shall use its reasonable best efforts to cause each of the Milford LNG Facility Agreements to be amended in a form reasonably acceptable to the parties hereto to reflect, among other things, the purchase of the Milford liquefied natural gas tank by Total Peaking Services, LLC; provided that any such amendments shall not change in any respect the economic terms or the existing rights and obligations of the parties to the Milford LNG Facility Agreements under such agreements.
          SECTION 8.25 Existing Credit Agreement Waiver. Seller shall use its reasonable best efforts to obtain any required waivers, consents or approvals of any and all breaches, defaults, events of default or call rights of lenders under the Existing Credit Agreement that would result from the Seller’s entry into this Agreement or the consummation of the Transactions contemplated hereby.

          SECTION 8.26 Water Heater Covenant. As promptly as reasonably practicable following the date hereof, the parties will discuss in good faith whether and how certain water heater servicing, maintenance and billing services that have been provided prior to the date hereof by CNG to Seller or its Affiliates will be provided after the Closing; provided, however, that if the parties are unable to reach an agreement with respect to such services for any reason, the parties will work together to transition these services so that water heaters located at customers’ premises and owned by Seller or its Affiliates continue to be serviced and maintained, and that billing information is available to Seller and its Affiliates.
ARTICLE IX
EMPLOYEE MATTERS
          SECTION 9.1 Continuation of Employment. Buyer will (i) cause the Acquired Companies to continue to employ, as of the Closing Date, each of the employees of the Acquired Companies who are employed (including those who are actively employed or absent due to vacation, holiday, layoff, illness, leave, or short-term or long-term disability or other permitted absence from employment) immediately prior to the Closing Date, including all such employees covered by collective bargaining agreements entered into by the Acquired Companies prior to the Effective Time and (ii) offer, or cause one of its Affiliates (including the Acquired Companies) to offer, employment, as of the Closing Date, to each of the employees of Seller and its Affiliates (other than the Acquired Companies) set forth on Schedule 9.1 (which Schedule 9.1 will be deemed to be amended to reflect the deletion of any such employees whose employment terminates prior to the Effective Time and the addition of any employees of Seller and its Affiliates (other than the Acquired Companies) who become engaged primarily in the Business with the consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed) between the date hereof and the Effective Time). For the avoidance of doubt, “layoff” refers to those employees who have recall rights under a collective bargaining agreement to which any of the Acquired Companies are a party. Employees who (i) continue in such employment with an Acquired Company or (ii) who accept such an offer of employment by Buyer or one of its Affiliates (including an Acquired Company) are herein referred to as “Continued Employees”. Buyer will provide or will cause an Acquired Company to provide to each Continued Employee for so long as such person remains an employee of the Acquired Companies, commencing as of the Closing Date and ending eighteen (18) months thereafter, employee benefits substantially equivalent in the aggregate to those employee benefits provided to each such Continued Employee by Seller and its Affiliates (including the Acquired Companies) as of the date hereof. As of the Closing Date, Buyer will cause the appropriate Acquired Company to maintain, and Buyer will perform or cause to be performed all obligations of Seller and its Affiliates under, the collective bargaining agreements covering Continued Employees or former employees of the Acquired Companies and any and all collateral agreements related thereto, including those affecting all terms and conditions of employment.

          SECTION 9.2 COBRA. Effective as of the Effective Time, Buyer will be solely responsible and liable for satisfying the continuation coverage requirements for group health plans under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) and similar state Laws for all former employees of the Acquired Companies (and their respective beneficiaries and dependents) who are receiving COBRA continuation coverage as of the Closing Date and for Continued Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring prior to, on or after the Closing Date.
          SECTION 9.3 Flexible Benefit Plans. As of the Closing Date, Buyer shall have established a flexible benefit plan that meets the requirements of Section 125 of the Code and shall allow Continued Employees who participated in Seller’s flexible benefit plan immediately prior to the Closing Date to participate in such plan. To the extent permitted under Seller’s flexible benefit plan, Seller shall transfer to Buyer’s flexible benefit plan, and Buyer shall cause Buyer’s flexible benefit plan to accept and assume, the health care and dependent care account balances (and related liabilities) and participant elections as of the Effective Time under Seller’s flexible benefit plan with respect to Continued Employees.
          SECTION 9.4 Non-Qualified Deferred Compensation Plans.
          (a) Effective as of the Closing Date, each Continued Employee will cease to accrue benefits and will cease to be eligible to make deferrals under the Seller Non-Qualified Deferred Compensation Plans. Seller and its Affiliates will retain full power and authority with respect to the amendment and termination of the Seller Non-Qualified Deferred Compensation Plans. On and after the Closing Date, Buyer and its Affiliates will have full power and authority with respect to investment and disposition of assets held under any trusts related to the Seller Non-Qualified Deferred Compensation Plans in respect of liabilities related to the Continued Employees, subject to the restrictions of such trusts. Effective as of the Closing Date, Buyer will or will cause the Acquired Companies to assume all Liabilities relating to Continued Employees under the Seller Non-Qualified Deferred Compensation Plans accrued as of the Closing Date.
          (b) From and after the Closing Date, neither Seller nor its Affiliates, the Seller Non-Qualified Deferred Compensation Plans or any trust related thereto will have any Liability with respect to benefits or deferrals or entitlements of Continued Employees under the Seller Non-Qualified Deferred Compensation Plans or any non-qualified pension, non-qualified savings or deferred compensation plan of any Acquired Company or Buyer or any of its Affiliates.
          SECTION 9.5 Employment, Consulting and Other Employee Related Agreements. Effective as of the Closing Date, Buyer will or will cause one or more of the Acquired Companies to assume or retain (as applicable) all Liabilities relating to Continued Employees under their respective employment, consulting or separation agreements, agreements to arbitrate, collective bargaining agreements and other employee related agreements with Seller or any of its Affiliates (including the Acquired Companies), as the same are in effect immediately prior to the Closing Date.
          SECTION 9.6 Welfare Plans.
          (a) Effective as of the Closing Date, Buyer will or will cause the Acquired Companies to establish or maintain employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) and other employee welfare benefit or fringe benefit arrangements (collectively, the “Buyer Welfare Benefit Plans”) for the benefit of Continued Employees and former employees of the Acquired Companies which are substantially equivalent in the aggregate to the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) and other employee welfare benefit or fringe benefit arrangements maintained by Seller and its Affiliates (including the Acquired Companies) immediately prior to the Closing Date for the benefit of Continued Employees and former employees of the Acquired Companies (the “Seller Welfare Benefit Plans” if sponsored by an Affiliate and the “Acquired Company Welfare Benefit Plans” if sponsored by the Acquired Company, but only to the extent to which they apply to the employees of the Acquired Company sponsoring the Acquired Company Welfare Benefit Plan).
          (b) The Buyer Welfare Benefit Plans will provide for the immediate participation of those Continued Employees and former employees of the Acquired Companies who participated in the corresponding Seller Welfare Benefit Plans and Acquired Company Welfare Benefit Plans immediately prior to the Closing Date. The Buyer will use reasonable best efforts to provide that the Buyer Welfare Benefit Plans will credit each Continued Employee and each former employee of the Acquired Companies with the same service and any other item credited to or otherwise accumulated for the benefit of such Person under the corresponding Seller Welfare Benefit Plans and the Acquired Company Welfare Benefit Plans immediately prior to the Closing Date, including service credited for waiting periods and amounts credited toward any medical or health insurance deductible or co-payments. Without limiting the generality of the foregoing, Buyer will use reasonable best efforts to provide that each Buyer Welfare Benefit Plan, to the extent applicable: (i) will recognize all amounts applied to deductibles, co-payments, out-of-pocket maximums and lifetime maximum benefits with respect to Continued Employees and former employees of the Acquired Companies under the corresponding Seller Welfare Benefit Plan and the Acquired Company Welfare Benefit Plan for the plan year that includes the Closing Date and for prior periods (if applicable); (ii) will recognize all service credited to waiting periods with respect to Continued Employees and former employees of the Acquired Companies under the corresponding Seller Welfare Benefit Plan and Acquired Company Welfare Benefit Plan; (iii) will not impose any limitations on coverage of pre-existing conditions of or annual or lifetime maximum limits for Continued Employees and former employees of the Acquired Companies or, in each case, their covered dependents except to the extent such limitations applied to such Persons under the corresponding Seller Welfare Benefit Plan and Acquired Company Welfare Benefit Plan and are permitted under applicable Law; and (iv) will not impose any other conditions (such as proof of good health, evidence of insurability or a requirement of a physical examination) upon the participation by Continued Employees and former employees of the Acquired Companies who were participating in the corresponding Seller Welfare Benefit Plan and Acquired Company Welfare Benefit Plan immediately prior to the Closing Date.
          (c) From and after the Closing Date, Buyer and its Affiliates (including the Acquired Companies) will assume or retain, as the case may be, and will be solely responsible for and will fully perform, pay and discharge, in accordance with their terms, all Liabilities in respect of Continued Employees and former employees of the Acquired Companies (and claims by or relating to such Persons) with respect to employee welfare and fringe benefits, whether under the Seller Welfare Benefit Plans, the Acquired Company Welfare Benefit Plans, the Buyer Welfare Benefit Plans or otherwise, and whether (i) incurred, or arising in connection with incidents occurring, before, on or after the Closing Date, or (ii) any claim is made with respect thereto before, on or after the Closing Date. On and after the Closing Date, Buyer and its Affiliates will have full power and authority with respect to investment and disposition of assets held under any trusts (e.g., VEBA Trusts) related to the Seller Welfare Benefit Plans and Acquired Company Welfare Benefit Plans in respect of liabilities related to the Continued Employees, subject to the restrictions of such trusts.
          (d) From and after the Closing Date, none of Seller or its Affiliates, any Seller Welfare Benefit Plan (as defined below) or any trust thereunder will have any Liability in respect of any (i) Acquired Company Welfare Benefit Plan, (ii) Buyer Welfare Benefit Plan or (iii) claims, benefits and entitlements of Continued Employees under the Seller Welfare Benefit Plans, and no Continued Employees shall be eligible for benefits under the Seller Welfare Benefit Plans.
          SECTION 9.7 Retiree Benefits.
          (a) Effective as of the Closing Date, Buyer will or will cause the Acquired Companies to establish or maintain employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) and other employee welfare benefit arrangements (collectively, the “Buyer Retiree Welfare Benefit Plans”) for the benefit of Continued Employees and former employees of the Acquired Companies which are substantially equivalent in the aggregate to the retiree medical benefits and retiree welfare benefit plans maintained by Seller and its Affiliates (including the Acquired Companies) immediately prior to the Closing Date for the benefit of Continued Employees and former employees of the Acquired Companies (the “Seller Retiree Welfare Benefit Plans”). Except as provided in an applicable collective bargaining agreement, Buyer shall have no obligation hereunder to maintain Buyer Retiree Welfare Benefit Plans for any specific period of time. Notwithstanding anything contained herein to the contrary, no provision of this Agreement shall be construed to provide any Continued Employee with credit for service with Buyer or its Affiliates (including the Acquired Companies) after the Closing Date for any purpose under any retiree medical or life insurance plans of Seller and its Affiliates.

          (b) The Buyer Retiree Welfare Benefit Plans will provide for the immediate participation of those Continued Employees and former employees of the Acquired Companies who participated in the corresponding Seller Retiree Welfare Benefit Plans immediately prior to the Closing Date. The Buyer will use reasonable best efforts to provide that the Retiree Welfare Benefit Plans will credit each Continued Employee and each former employee of the Acquired Companies with the same service and any other item credited to or otherwise accumulated for the benefit of such Person under the corresponding Seller Retiree Welfare Benefit Plans immediately prior to the Closing Date, including service credited for waiting periods and amounts credited toward any medical or health insurance deductible or co-payments. Without limiting the generality of the foregoing, Buyer will use reasonable best efforts to provide that each Buyer Retiree Welfare Benefit Plan, to the extent applicable: (i) will recognize all amounts applied to deductibles, co-payments, out-of-pocket maximums and lifetime maximum benefits with respect to Continued Employees and former employees of the Acquired Companies under the corresponding Seller Welfare Benefit Plan and the Acquired Company Welfare Benefit Plan for the plan year that includes the Closing Date and for prior periods (if applicable); (ii) will recognize all service credited to waiting periods with respect to Continued Employees and former employees of the Acquired Companies under the corresponding Seller Retiree Welfare Benefit Plan; (iii) will not impose any limitations on coverage of pre-existing conditions of or annual or lifetime maximum limits for Continued Employees and former employees of the Acquired Companies or, in each case, their covered dependents except to the extent such limitations applied to such Persons under the corresponding Seller Retiree Welfare Benefit Plan and are permitted under applicable Law; and (iv) will not impose any other conditions (such as proof of good health, evidence of insurability or a requirement of a physical examination) upon the participation by Continued Employees and former employees of the Acquired Companies who were participating in the corresponding Seller Retiree Welfare Benefit Plan.
          (c) From and after the Closing Date, Buyer and its Affiliates (including the Acquired Companies) will assume or retain, as the case may be, and be solely responsible for and will fully perform, pay and discharge, in accordance with their terms, all Liabilities in respect of Continued Employees and former employees of the Acquired Companies who are or were covered under any collective bargaining agreement of Seller or any of its Affiliates (including the Acquired Companies) (and claims by or relating to such Persons) with respect to retiree medical benefits and retiree life insurance benefits, whether under the Seller Retiree Welfare Benefit Plans, the Buyer Retiree Welfare Benefit Plans or otherwise, and whether (i) incurred, or arising in connection with incidents occurring, before, on or after the Closing Date or (ii) any claim is made with respect thereto before, on or after the Closing Date. On and after the Closing Date, Buyer and its Affiliates will have full power and authority with respect to investment and disposition of assets held under any trusts (e.g. VEBA Trusts) related to the Seller Retiree Welfare Benefit Plans in respect of liabilities related to the Continued Employees and former employees of the Acquired Companies, subject to the restrictions of such trusts.

          (d) From and after the Closing Date, none of Seller or its Affiliates, any Seller Retiree Welfare Benefit Plan or any trust thereunder will have any Liability in respect of any (i) Acquired Company Retiree Welfare Benefit Plan, (ii) Buyer Retiree Welfare Benefit Plan or (iii) claims, benefits and entitlements of Continued Employees under the Seller Retiree Welfare Benefit Plans.
          SECTION 9.8 Cooperation. Buyer, Seller and the Acquired Companies will reasonably cooperate in making all appropriate filings required by Law, implementing all appropriate communications with participants, exchanging and sharing appropriate records and taking such other action as may be necessary or appropriate to implement the provisions of this Article IX.
ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
          The obligations of Buyer to consummate the Transactions will be subject to the satisfaction or waiver by Buyer of each of the following conditions:
          SECTION 10.1 Representations and Warranties. The representations and warranties of Seller contained in Article V (without taking into account any limitation for “Material Adverse Effect,” materiality or similar term or limitation therein) shall be true and correct as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are by their express terms made as of a specific date in which case, such representations and warranties shall be true and correct as of such specific date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that, notwithstanding anything to the contrary contained herein, the representations or warranties of Seller contained in Section 5.1 (Organization, Standing and Corporate Power), Section 5.2 (Capitalization), Section 5.3(a), Section 5.3(b)(i) (Authority; Noncontravention) and Section 5.15 (Brokers and Other Advisors) (collectively, the “Seller Fundamental Representations”) shall be true in all material respects. There shall have been delivered to Buyer a certificate signed by an executive officer of Seller confirming the foregoing as of the Closing Date.
          SECTION 10.2 Covenants and Agreements. The covenants and agreements of Seller to be performed or complied with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects or waived by Buyer and there shall have been delivered to Buyer a certificate signed by an executive officer of Seller confirming the foregoing as of the Closing Date.
          SECTION 10.3 No Adverse Order. There shall not be in effect (whether temporary, preliminary or permanent) on the Closing Date any judgment, decree or order issued by any court or other Governmental Authority of competent jurisdiction or other Law, rule, legal restraint or prohibition which restrains, prevents, enjoins or prohibits the consummation of the Transactions.
          SECTION 10.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or been earlier terminated.
          SECTION 10.5 Required Consents. All of the applicable Required Consents shall have been obtained and shall have become Final Orders and all other consents, approvals and waivers from third parties set forth on Schedule 10.5 shall have been obtained and shall be in full force and effect as of the Effective Time and such Final Orders and such other consents, approvals and waivers shall not contain any conditions, provisions, liabilities or terms (in each case other than Prior Conditions) that would, individually or in the aggregate, reasonably be expected to (i) materially and adversely impact the business, assets, liabilities, properties, financial condition, operations or prospects of Buyer or any Acquired Company; (ii) materially impair any of the material expected benefits to Buyer of the Transaction, (iii) materially impair any of Buyer’s material rights of ownership of the Acquired Companies or the Business (or any portion thereof) or (iv) impose any term, condition or requirement on Buyer or the Acquired Companies that Buyer is not required to accept pursuant to subsections (x), (y) or (z) of the proviso in Section 8.2(d) (any such condition, provision, liability or term, a “Material Condition”).
          SECTION 10.6 No Material Adverse Effect. From the date of this Agreement, no event, change, circumstance or effect shall have occurred that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
          SECTION 10.7 Closing Deliveries. The deliveries of Seller set forth in Section 4.2 shall have been made.
          SECTION 10.8 Availability of Buyer Financing. The Buyer Financing shall be available.
          SECTION 10.9 Existing Credit Agreement Waiver. Seller shall have obtained a waiver of any and all breaches, defaults, events of default or call rights of lenders under the Existing Credit Agreement resulting from the entry into this Agreement or the consummation of the Transactions contemplated hereby; it being understood that such waiver may be conditioned on consummation of the Transaction.
ARTICLE XI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
          The obligations of Seller to consummate the Transactions will be subject to the satisfaction or waiver by Seller of each of the following conditions:

          SECTION 11.1 Representations and Warranties. The representations and warranties of Buyer contained in Article VI (without taking into account any limitation for materiality or similar term or limitation therein) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent such representations and warranties are by their express terms made a specific date in which case, such representations and warranties shall be true and correct as of such specific date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby; provided, however, that, notwithstanding anything to the contrary contained herein, the representations or warranties of Buyer contained in Section 6.1 (Organization and Standing), Section 6.2(a), Section 6.2(b)(i) (Authority; Noncontravention) and Section 6.6 (Brokers and Other Advisors) (collectively, the “Buyer Fundamental Representations”) shall be true in all material respects. There shall have been delivered to Seller a certificate signed by an executive officer of Buyer confirming the foregoing as of the Closing Date.
          SECTION 11.2 Covenants and Agreements. The covenants and agreements of Buyer to be performed or complied with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects or waived by Seller, and there shall have been delivered to Seller a certificate signed by an executive officer of Buyer confirming the foregoing as of the Closing Date.
          SECTION 11.3 No Adverse Order. There shall not be in effect (whether temporary, preliminary or permanent) on the Closing Date any judgment, decree or order issued by any court or other Governmental Authority of competent jurisdiction or other Law, rule, legal restraint or prohibition which restrains, prevents, enjoins or prohibits the consummation of the Transactions.
          SECTION 11.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or been earlier terminated.
          SECTION 11.5 Required Consents. All of the applicable Required Consents shall have been obtained and shall have become Final Orders and all other consents, approvals and waivers from third parties set forth on Schedule 11.5 shall have been obtained and shall be in full force and effect as of the Effective Time.
          SECTION 11.6 Closing Deliveries. The deliveries of Buyer set forth in Section 4.3 shall have been made.
          SECTION 11.7 Existing Credit Agreement Waiver. Seller shall have obtained a waiver of any and all breaches, defaults, events of default or call rights of lenders under the Existing Credit Agreement resulting from the entry into this Agreement or the performance of the Transactions contemplated hereby.

ARTICLE XII
INDEMNIFICATION
          SECTION 12.1 Indemnification by Seller. Subject to Section 12.4 and Section 12.6, from and after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, each Affiliate of Buyer (including after the Closing, the Acquired Companies) and each of their respective Representatives (collectively, the “Buyer Group”) from and against, and pay or reimburse, as the case may be, the Buyer Group for, any and all Damages actually incurred by any member of the Buyer Group (including after the Closing, the Acquired Companies) based upon or arising out of:
          (a) the breach or inaccuracy of any representations and warranties contained in Article V or in any certificate delivered by Seller pursuant to the terms hereof (other than Seller’s representations and warranties with respect to Taxes set forth in Section 5.9 which shall be governed by Article XIII) as of the date hereof and as of the Closing Date (except to the extent expressly made solely as of an earlier date, in which case the breach or inaccuracy of such representations and warranties shall be measured as of such earlier date); provided, however, that in the case of any such representation or warranty that is limited by “material”, “materiality”, “Material Adverse Effect” or words of similar effect, the occurrence of a breach or inaccuracy of such representation or warranty and the amount of Damages shall be determined as if such “material”, “materiality”, “Material Adverse Effect” or words of similar effect were not included therein; provided further, however, that (i) with respect to Section 5.6(b) the reference to “Material Adverse Effect” shall not be disregarded, and (ii) with respect to Section 5.11(b) the reference to “Material Contracts” shall not be disregarded and the word “material” shall be deemed to be included before the reference to “amendments, waivers or changes”; or
          (b) the breach of any covenant or agreement of Seller contained in this Agreement (other than with respect to Taxes, which are governed exclusively by Article XIII).
          SECTION 12.2 Indemnification by Buyer. Subject to Section 12.4 and Section 12.6, from and after the Closing Date, Buyer shall, and shall cause each of the Acquired Companies to, indemnify, defend and hold harmless Seller, each Affiliate of Seller and each of their respective Representatives (collectively, the “Seller Group”) from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all Damages actually incurred by any member of the Seller Group based upon or arising out of:
          (a) the breach or inaccuracy of any representations and warranties contained in Article VI or in any certificate delivered by Buyer pursuant to the terms hereof as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case the breach or inaccuracy of such representations and warranties shall be measured as of such earlier date); provided, however, that in the case of any such representation or warranty that is limited by materiality or any similar term or limitation, the occurrence of a breach or inaccuracy of such representation or warranty and the amount of Damages shall be determined as if such materiality or any similar term or limitation were not included therein;
          (b) the breach of any covenant or agreement of Buyer contained in this Agreement (other than with respect to Taxes, which are governed exclusively by Article XIII);
          (c) any Liability of the Acquired Companies (but excluding any Liability or Damages relating to a former business, business unit or business activity of the Acquired Companies), including Liabilities arising from the non-performance by the Acquired Companies thereof of contractual obligations arising after the Closing under or related to any Financial Instruments and Contracts described in Section 8.10 (in each case, other than any Liabilities or Damages with respect to which Seller is obligated to indemnify the Buyer Group pursuant to Section 12.1 or Section 13.8 and other than any Liability or Damages in connection with any defaults or breaches arising from Seller’s entering into this Agreement), or the assertion against any member of the Seller Group of any such Liability; or
          (d) any Damages or Liabilities described in Section 8.8(b), or the assertion against any member of the Seller Group of any such Damages or Liabilities.
          SECTION 12.3 Indemnification Procedures.
          (a) If any claim or demand is made against an Indemnified Party with respect to any matter (other than claims, the basis for which, is set forth in Article XIII), or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a party to this Agreement (or an Affiliate thereof) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement (a “Third Party Claim”), then the Indemnified Party will reasonably promptly notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim, including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will affect the Indemnifying Party’s obligations under this Article XII, except to the extent the Indemnifying Party is actually and materially prejudiced as a result thereof. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all non-ministerial notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
          (b) The Indemnifying Party will have the right to participate in or to assume the defense of any Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period prior to the time that the Indemnifying Party assumed the defense thereof. The Indemnifying Party shall have twenty (20) days after receipt of notice of any Third Party Claim to elect to assume defense thereof; provided, that if at any time thereafter the Indemnified Party fails in any material respect to adequately prosecute or pursue such defense, then the Indemnifying Party shall again have the right to elect to assume the defense of such Third Party Claim after giving at least ten (10) days of notice to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, it shall prior to assuming the defense of such Third Party Claim irrevocably acknowledge that it is obligated to indemnify the Indemnified Party hereunder from Damages resulting from such Third Party Claim in accordance with this Article XII and the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnified Party shall have reasonably concluded that (i) a conflict of interest exists in respect of such claim or (ii) there may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and, in that event, the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by the Indemnifying Party. If the Indemnifying Party is conducting the defense of the Third Party Claim the Indemnified Party, at its sole cost and expense (except in the cases set forth in the preceding sentence), may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense.
          (c) No Indemnifying Party shall consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without each Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and fully and irrevocably unconditionally releases the Indemnified Party and each member of such Indemnified Party’s group completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any member of such Indemnified Party’s group, (y) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any member of such Indemnified Party’s group or (z) where there is a finding or admission of any violation of applicable Law or any violation of the rights of any Person. If the Indemnifying Party does not timely elect to assume control over the defense of such Third Party Claim as provided in Section 12.3(b) or having timely elected to defend a Third Party Claim the Indemnifying Party fails, after at least ten (10) days notice to the Indemnifying Party, in any material respect to adequately prosecute or pursue such defense, then the Indemnified Party shall, after giving at least twenty (20) days notice to the Indemnifying Party, have the right but not the obligation to assume control over the defense of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, with respect to any Third Party Claim for indemnification hereunder relating to an alleged breach of a representation, warranty or covenant that may materially adversely affect the Business as a result of injunctive or similar equitable relief being sought, the Buyer Indemnified Party shall have the sole right to defend, settle and compromise such Third Party Claim. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not, and will cause its Affiliates not to, admit any liability, consent to the entry of any judgment or agree to any settlement, compromise or discharge with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).
          (d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the parties shall cooperate in the defense thereof (and the Indemnifying Party will reimburse the Indemnified Party for all reasonable out of pocket expenses incurred by the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          (e) Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The delay by any Indemnified Party to so notify the Indemnifying Party will not affect the Indemnifying Party’s obligations under this Article XII, except to the extent that the Indemnifying Party is actually and materially prejudiced as a result thereof.
          (f) In connection with any matter for which a claim or demand is made against an Indemnified Party under this Agreement, the Indemnified Party shall use its reasonable efforts to, and shall use its reasonable efforts to cause its Affiliates to, provide the Indemnifying Party with reasonable and necessary access, upon reasonable request, to all documents, data, products, product exemplars and knowledgeable personnel of the Indemnified Party and its Affiliates relevant to any such matter (and the Indemnifying Party will reimburse the Indemnified Party for all reasonable out of pocket expenses incurred by the Indemnified Party in connection with such access). Without limiting the generality of the foregoing, the Indemnified Party shall use its reasonable efforts to, and shall use its reasonable efforts to cause its Affiliates to, provide employees to act as witnesses, prepare and execute statements, authorizations, orders, reports and other documents and information and provide such other assistance, in each case that is reasonably requested by the Indemnifying Party in connection with any matter for which a claim or demand is made against an Indemnified Party under this Agreement, including in anticipation of, or preparation for, existing or future litigation or other matters in which the Indemnifying Party or any of its Affiliates is involved.
          SECTION 12.4 Certain Limitations.
          (a) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance policies net of any increased insurance costs) by or on behalf of the Indemnified Party from third parties (net of out of pocket costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnified Party in connection with seeking to collect and collecting such amounts), in respect of such Damages (such net amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of a claim which has been paid by an Indemnifying Party to any Indemnified Party (the “Indemnified Claim”) for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnified Claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Seller and Buyer shall, and shall use commercially reasonable efforts to cause their respective Representatives to, pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement. Notwithstanding the foregoing, no Indemnified Party shall be obligated to seek recovery for any Damages from any third party before seeking indemnification under this Agreement and in no event shall the Indemnifying Party’s obligation to indemnify and hold harmless the Indemnified Party pursuant to this Article XII be conditioned upon the status of the recovery of any offsetting amounts from any such third party.
     (b) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement, including under Section 13.8, will be (i) increased to take into account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the Purchase Price for Tax purposes) and (ii) reduced to take account of any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages (treating for this purpose any loss resulting in such Damages as being realized by the Indemnified Party after all other losses of the Indemnified Party are realized for U.S. federal income tax purposes). If a Tax benefit resulting from the incurrence or payment of any Damages is actually realized after the time the indemnity payment is made, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit when actually realized, except that, upon the agreement of the parties, the amount of such Tax benefit for purposes of this Section 12.4(b) shall be taken into account upon the incurrence or payment of such Damages and shall be equal to the net present value of all of such actually realized Tax benefits. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes unless a determination (as defined in Section 1313 of the Code) or a similar event under foreign Tax Law with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the Purchase Price for United States federal Income Tax purposes or foreign Tax purposes, as the case may be.
          (c) Anything contained in this Agreement to the contrary notwithstanding, in the absence of fraud or intentional misrepresentation, no member of the Seller Group and no member of the Buyer Group will be entitled to any recovery under this Agreement for its own punitive, exemplary or consequential damages (except to the extent that such consequential damages are a natural, probable and reasonably foreseeable result of the applicable breach of representation, warranty or covenant); provided, however, that nothing herein shall prevent any member of the Seller Group or the Buyer Group from being indemnified for all components of awards against them in claims by third parties, including the punitive and exemplary or consequential components of such claims.
          SECTION 12.5 Termination of Indemnification Obligations.
          (a) Each and every representation and warranty of Seller or Buyer contained in Articles V and VI (other than Seller Fundamental Representations, Buyer Fundamental Representations, and Section 5.9(c), (d), (e) and (k) (Tax Matters)) shall survive the Closing solely for purposes of Sections 12.1(a) and 12.2(a), as applicable until (and will expire and be of no further force or effect) eighteen (18) months after the Closing Date. The Seller Fundamental Representations and Buyer Fundamental Representations shall survive the Closing for purposes of Sections 12.1(a) and 12.2(a) indefinitely. Seller’s representations and warranties with respect to tax contained in Section 5.9(c), (d), (e) and (k) will survive the Closing solely for purposes of Section 13.8 until (and will expire when and be of no further force or effect when) the date that is sixty (60) days following the applicable statute of limitation (including any extension thereof).
          (b) The obligations of each party to indemnify, defend and hold harmless the applicable Persons (i) pursuant to Sections 12.1(b) and 12.2(b) will terminate upon the expiration of all applicable statutes of limitations (giving effect to any extensions thereof),

(ii) pursuant to Sections 12.1(a) and 12.2(a) will terminate when the applicable representation or warranty expires pursuant to Section 12.5(a), and (iii) pursuant to Sections 12.2(c) and 12.2(d) will not terminate at any time; provided, however, that as to clauses (i) and (ii) above, such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.
          SECTION 12.6 Dollar Limitations.
          (a) Subject to Section 12.6(c), (i) no monetary amount will be payable by Seller to any member of the Buyer Group with respect to the indemnification of any claims pursuant to Section 12.1(a) until the aggregate amount of Damages actually incurred by the Buyer Group with respect to such claims shall exceed on a cumulative basis an amount equal to $15,000,000 (the “Basket”), in which event Seller shall be responsible for the entire amount of such Damages in excess of $7,500,000 (the “Deductible”), and (ii) no monetary amount will be payable by Buyer to any member of the Seller Group with respect to the indemnification of any claims pursuant to Section 12.2(a) until the aggregate amount of Damages actually incurred by the Seller Group with respect to such claims shall exceed on a cumulative basis an amount equal to the Basket, in which event Buyer shall be responsible for the entire amount of such Damages in excess of the Deductible. In connection with (i) any claim for indemnification under Section 12.1(a), Buyer and the other members of the Buyer Group will promptly provide Seller with written notice of all claims included in the Basket and copies of all documents reasonably requested by Seller relating thereto and (ii) any claim for indemnification under Section 12.2(a), Seller and the other members of the Seller Group will promptly provide Buyer with written notice of all claims included in the Basket and copies of all documents reasonably requested by Buyer relating thereto. In addition, (i) Seller will not be responsible for making payments with respect to Damages for any individual items or series of related items pursuant to Section 12.1(a) where the aggregate Damages relating thereto are less than $300,000 with respect to any representation and warranty made as of the date hereof and $500,000 with respect to any representation and warranty made as of the Closing Date (the “Per Claim Threshold”) and such items shall not be aggregated for purposes of determining whether aggregate Damages incurred by the Buyer Group exceed the Basket and (ii) Buyer will not be responsible for making payments with respect to Damages for individual items or series of related items pursuant to Section 12.2(a) where the aggregate Damages relating thereto are less than the Per Claim Threshold and such items shall not be aggregated for purposes of determining whether aggregate Damages incurred by the Seller Group exceed the Basket.
          (b) Subject to Section 12.6(c), (i) in no event will the aggregate amount for which Seller shall be responsible to indemnify all members of the Buyer Group for all claims under Section 12.1(a) exceed, and Seller’s aggregate liability under Section 12.1(a) shall be limited to, an amount equal to $95,000,000 (the “Cap”) and (ii) in no event will the aggregate amount for which Buyer shall be responsible to indemnify all members of the Seller Group for all claims under Section 12.2(a) exceed, and Buyer’s aggregate liability under Section 12.2(a) shall be limited to, an amount equal to the Cap.
          (c) Notwithstanding anything contained in this Agreement to the contrary, the Basket, the Deductible and the Cap shall not be applicable to, and the Indemnified Party shall be indemnified in full for, Damages (i) arising out of, relating to or resulting from breaches or inaccuracies in the representations and warranties contained in the Seller Fundamental Representations and the Buyer Fundamental Representations, or (ii) arising out of or resulting from fraud or intentional misrepresentation by Seller or Buyer.
          (d) Anything contained in this Agreement to the contrary notwithstanding, (i) in no event will the aggregate amount for which Seller shall be responsible to indemnify all members of the Buyer Group for all claims under this Agreement, including Section 12.1 and Section 13.8, exceed, and Seller’s aggregate liability under this Agreement, including Section 12.1 and Section 13.8, shall be limited to, an amount equal to the Purchase Price and (ii) in no event will the aggregate amount for which Buyer shall be responsible to indemnify all members of the Seller Group for all claims under this Agreement, including Section 12.2 and Section 13.8, exceed, and Buyer’s aggregate liability under this Agreement, including Section 12.2 and Section 13.8, shall be limited to, an amount equal to the Purchase Price.
          SECTION 12.7 Exclusive Remedy. From and after the Closing Date, to the fullest extent permitted by applicable Law, other than in connection with claims arising out of or resulting from fraud or intentional misrepresentation, the indemnification provided in this Article XII and Section 13.8 and specific performance pursuant to Section 15.8 shall be the sole and exclusive remedies available to each of the parties and their respective Affiliates and each member of the Seller Group and Buyer Group for breaches of any of the terms, conditions, representations, warranties, covenants or agreements contained in this Agreement or for any other claims relating to the subject matter of this Agreement, other than the Transition Agreement, and shall preclude assertion by members of the Seller Group or Buyer Group of any of other rights, claims or causes of action or the seeking of any other remedies, whether in contract, tort, strict liability, under Law (including statutory or common law) or otherwise, against Buyer (or any of its Affiliates) or against Seller (or any of its Affiliates), respectively, with respect to breaches of any of the terms, conditions, representations, warranties, covenants or agreements contained in this Agreement or for any other claims relating to the subject matter of this Agreement, other than the Transition Agreement, in each case whether known or unknown and including claims resulting from actions or claims of Governmental Authorities or third parties, all of which Buyer (on behalf of itself and the other members of the Buyer Group) and Seller (on behalf of itself and the other members of the Seller Group) hereby waives.

ARTICLE XIII
TAX MATTERS
          SECTION 13.1 Preparation and Filing of Tax Returns. Seller will prepare and timely file or will cause to be prepared and timely filed all appropriate federal, state, provincial, local and foreign Tax Returns in respect of the Acquired Companies and their assets or activities that (a) are required to be filed on or before the Closing Date or (b) are required to be filed after the Closing Date and (i) are Consolidated Tax Returns or (ii) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any Tax period ending on or before the Closing Date. Buyer hereby irrevocably designates, and agrees to cause each of its Affiliates to so designate, Seller as its agent to take any and all actions necessary or incidental to the preparation and filing of such Consolidated Tax Returns. Buyer will prepare or cause to be prepared and will timely file or cause to be timely filed all other Tax Returns required of Buyer and its Affiliates (including the Acquired Companies), or in respect of their assets or activities. Any such Tax Returns (including amendments thereto) that include periods ending on or before the Closing Date or that include the assets or activities of any of the Acquired Companies prior to the Closing Date will, unless Seller and Buyer otherwise agree in writing, be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed. Upon the request of the non-responsible party, the party responsible for the preparation of a particular Tax Return shall make available a draft of such Tax Return (or relevant portions thereof) for review and comment by such non-responsible party. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.
          SECTION 13.2 Payment of Taxes. From and after the Effective Time: (a) Seller will pay or cause to be paid all Taxes with respect to Tax Returns which Seller is obligated to prepare and file or cause to be prepared and filed pursuant to Section 13.1; provided, however, that Buyer hereby assumes and agrees to pay directly to or at the direction of Seller, at least five (5) days prior to the date payment (including estimated payment) thereof is due (x) Taxes relating to the Acquired Companies to the extent of the amount that has been accrued for Taxes on the Financial Statements and (y) the share of such Taxes relating to the Acquired Companies for the portion of any Straddle Period beginning the day after the Closing Date and (b) Buyer will pay or cause to be paid all Taxes with respect to Tax Returns which Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 13.1; provided, however, that Seller hereby assumes and agrees to pay directly to or at the direction of Buyer, at least five (5) days prior to the date payment (including estimated payment) thereof is due, the share of such Taxes relating to the Acquired Companies for the Pre-Closing Tax Period or the Pre-Closing Straddle Period, but only to the extent that such Taxes exceed the amount accrued for Taxes on the Financial Statements.

          SECTION 13.3 Straddle Period Taxes. With respect to a Straddle Period, Buyer shall determine the Tax attributable to the Pre-Closing Straddle Period by an interim closing of the books of each of the Acquired Companies as of the Closing Date, except for ad valorem or property Taxes or other Taxes that are not based upon or related to income or receipts (“Property Taxes”) and franchise Taxes based solely on capital which shall be prorated on a daily basis to the Closing Date. For this purpose, any franchise Tax paid or payable not based solely on capital with respect to the Acquired Companies shall be allocated to the taxable period for which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax. All Property Taxes attributable to a Straddle Period shall be pro rated on a per diem basis between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date. If a Property Tax is imposed on a fiscal year basis, such Property Tax shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date based on the number of days in such fiscal year covered by such periods.
          SECTION 13.4 Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between (a) any of the Acquired Companies, on the one hand, and (b) Seller or any of its Affiliates (other than any of the Acquired Companies), on the other hand, will be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments will be made thereunder on or after the Closing Date in respect of a redetermination of Tax liabilities or otherwise.
          SECTION 13.5 Carryforwards and Carrybacks. Buyer will cause each of the Acquired Companies to elect, where permitted by Law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of any of the Acquired Companies ending on or before the Closing Date in which any of the Acquired Companies were included in a Consolidated Tax Return. Buyer, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any net operating loss, net capital loss, charitable contribution or other item of any Acquired Company for any Tax year ending on any date following the Closing Date to any period of any Acquired Company ending on or before the Closing Date. Notwithstanding anything to the contrary herein, any refund or credit of Income Taxes relating to the Acquired Companies which arises after the Closing Date but is attributable to the taxable period that ends on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date, shall be for the account and benefit of Seller and shall be payable in accordance with the provisions of Section 13.6.
          SECTION 13.6 Refunds.
          (a) Seller will be entitled to retain, or receive immediate payment from Buyer or any of its Affiliates (including the Acquired Companies) of any refund or credit arising with respect to any of the Acquired Companies (including, refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) relating to Taxes with respect to any Tax period ending on or before the Closing Date. Buyer and the Acquired Companies will be entitled to retain, or receive immediate payment from Seller of, any refund or credit with respect to Taxes with respect to any taxable period beginning after the Closing Date relating to any of the Acquired Companies. Buyer and Seller will apportion any refund or credit with respect to Taxes for any Straddle Period in a manner consistent with that provided for determining the liability to pay any such Taxes pursuant to Section 13.2. The amount of any refund or credit which Buyer or Seller is entitled to retain or receive pursuant to this Section 13.6 shall be reduced to take account of any Taxes incurred upon the receipt of such refund or credit. All payments required to be made pursuant to this Section 13.6 shall be made within thirty (30) days after Actually Realized by Seller, Buyer or the Acquired Companies.
          (b) Seller shall be permitted to file or cause to be filed at Seller’s sole expense, and Buyer shall, and shall cause the Acquired Companies to, reasonably cooperate with Seller in connection with, any claims for refund of Taxes to which Seller is entitled pursuant to Section 13.6(a) or any other provision of this Agreement. Seller shall reimburse Buyer or the Acquired Companies, as the case may be, for any reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. Buyer shall be permitted to file or cause to be filed at Buyer’s sole expense, and Seller shall reasonably cooperate with Buyer or the Acquired Companies, as the case may be, any claims for refund of Taxes to which Buyer is entitled pursuant to Section 13.6(a) or any other provision of this Agreement. Buyer shall reimburse Seller for any reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.
          SECTION 13.7 Tax Cooperation. From and after the Effective Time, each of Buyer and Seller will cooperate with the other party, as and to the extent reasonably requested by the other party, in the preparation of any Tax Returns and in the conduct of any audit or other proceeding related to Taxes involving or relating to the Acquired Companies. Further, from and after the Effective Time, each of Buyer and Seller will provide the other party with such information and records and make such of its Representatives available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to any of the Acquired Companies. The requesting party shall reimburse the party providing such cooperation, information or records for any reasonable out-of-pocket costs and expenses incurred in connection with such cooperation or provision of information or records. Buyer will prepare, or cause each of the Acquired Companies to prepare, in a manner consistent with past practice, and provide to Seller within forty five (45) days after the Closing Date, the Tax work paper preparation package or packages necessary to enable Seller to prepare Tax Returns Seller is obligated to prepare or cause to be prepared.

          SECTION 13.8 Tax Indemnification.
          (a) Seller will indemnify, defend and hold harmless the Buyer Group from and against (i) all Taxes of the Acquired Companies for any Pre-Closing Tax Period and any Pre-Closing Straddle Period, (ii) all Liability (as a result of Treasury Regulation Section 1.1502 6(a) or otherwise) for Income Taxes of Seller or any other Person (other than any of the Acquired Companies) which is or has ever been affiliated with any of the Acquired Companies, or with whom any of the Acquired Companies otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return, prior to the Closing, (iii) any and all liability incurred by any member of the Buyer Group based upon the breach by Seller of the representations and warranties provided in Sections 5.9 (c), (d), (e) and (k), and (iv) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing. Notwithstanding the foregoing, Seller will not indemnify, defend or hold harmless any member of the Buyer Group from any Liability for Taxes (i) accrued on the Financial Statements or (ii) attributable to (A) the failure of the Buyer to make a Section 338(h)(10) election with respect to the Connecticut Shares or (B) the election by Buyer (or any of the Acquired Companies after the Effective Time) to retroactively change the entity classification status of any of the Acquired Companies for U.S. federal, state or foreign Tax purposes.
          (b) Buyer will indemnify, defend and hold the Seller Group harmless from and against (i) except to the extent Seller is otherwise required to indemnify Buyer for such Tax pursuant to Section 13.8(a), all Taxes of each of the Acquired Companies, (ii) all Taxes for any Tax period attributable to the breach by Buyer of any covenant or obligation under this Article XIII, (iii) all Liabilities for Taxes attributable to (A) the failure of the Buyer to make a Section 338(h)(10) election with respect to the Connecticut Shares or (B) the election by Buyer (or any of the Acquired Companies after the Effective Time) to retroactively change the entity classification status of any of the Acquired Companies for U.S. federal, state or foreign Tax purposes, and (iv) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.
          (c) The obligations of each party to indemnify, defend and hold harmless the other party and other Persons, pursuant to Sections 13.8(a) and 13.8(b), will terminate thirty (30) days after the expiration of all applicable statutes of limitations (giving effect to any extensions thereof); provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.
          (d) Any indemnity payment required to be made pursuant to this Section 13.8 will be paid within thirty (30) days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant taxing authority (including estimated Tax payments).
          SECTION 13.9 Tax Contests.
          (a) If a claim is made by any taxing authority which, if successful, might result in an indemnity payment pursuant to Section 13.8, the Indemnified Party will promptly notify the Indemnifying Party of such claim (a “Tax Claim”); provided, however, that the failure to give such notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually been materially prejudiced as a result of such failure.
          (b) With respect to any Tax Claim relating to Taxes for a taxable period ending on or before the Closing Date or relating to Income Taxes for any other taxable period in which any of the Acquired Companies joined in filing any Consolidated Tax Return, Seller will control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Before taking any material action with respect to the conduct of such Tax Claim (including the submission of any protest, petitions, or responses to information document requests), Seller shall first obtain the consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed).
          (c) Except as otherwise provided in Section 13.8(b), Seller and Buyer will jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of any of the Acquired Companies for any Straddle Period. Neither Seller nor Buyer will settle any such Tax Claim without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed).
          (d) Each of Buyer, the Acquired Companies and their respective Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, will cooperate, at the request of the other, in contesting any Tax Claim, which cooperation will include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. The requesting party shall reimburse the party providing such cooperation for any reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.
          SECTION 13.10 Section 338(h)(10) Election. Seller and Buyer shall join in making an election under Section 338(h)(10) of the Code with respect to the Connecticut Companies and any corresponding elections under state or local law (each, a “Section 338(h)(10) Election”). As reasonably requested from time to time (whether before, at or after the Closing), each of Seller and Buyer will assist and provide the necessary information to the other in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, any similar form under state or local law and any schedules or attachments thereto (collectively, “Section 338 Forms”). Upon delivery to Seller of any Section 338 Form that has been prepared in accordance with this Section 13.10, Seller will duly and promptly execute such form and deliver it to Buyer. If Buyer determines that any change is to be made in a Section 338 Form previously executed and delivered to Seller, then Buyer may prepare a new Section 338 Form in accordance with this Section 13.10 and deliver such new Section 338 Form to Seller, and Seller will duly and promptly execute such form and deliver it to Buyer. After the Closing Date but not more than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller an allocation schedule (the “Allocation Schedule”) setting forth the allocation of the Purchase Price and the liabilities of the Acquired Companies, plus other relevant items, to the assets of the Acquired Companies for Income Tax purposes in a manner consistent with the fair market values. Within thirty (30) days after Seller’s receipt of the Allocation Schedule, Seller will deliver to Buyer a written notice (in reasonable detail) indicating whether Seller disagrees with the Allocation Schedule. If Seller fails to object in writing to the Allocation Schedule within such 30-day period, Seller shall be deemed conclusively to agree to the Allocation Schedule and the Allocation Schedule will be final and binding upon the parties. If Seller delivers to Buyer a notice of disagreement, Buyer and Seller will work together in good faith to resolve such disagreement. If Buyer and Seller have been unable to resolve such disagreement, Buyer and Seller shall submit such disagreement to the Expert and the Expert shall render its determination with thirty (30) days after the submission. The Allocation Schedule will be subsequently amended as required by applicable law as the parties may mutually agree. Each of Buyer, Seller and their Affiliates will file all Tax Returns in a manner consistent with the Allocation Schedule (as amended pursuant to this Section 13.10). Except for a Section 338(h)(10) Election with respect to the Connecticut Companies, Buyer shall not be permitted to make an election under Section 338 of the Code with respect to any Acquired Company that is a domestic corporation within the meaning of Section 7701(a)(4) of the Code.
ARTICLE XIV
TERMINATION; EFFECT OF TERMINATION
          SECTION 14.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of Seller and Buyer;
          (b) by written notice by Buyer to Seller, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, in any such case such that the conditions set forth in Section 10.1 or Section 10.2, as the case may be, would not be satisfied as of such time and such breach is not curable or, if curable, has not been cured prior to the earlier of (x) ninety (90) days after written notice thereof is given by Seller to Buyer (provided, that Seller uses reasonable best efforts to cure such breach during such 90-day period) and (y) the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 10.1 and 10.2, as the case maybe, not to be satisfied;
          (c) by written notice by Seller to Buyer, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, in any such case such that the conditions set forth in Section 11.1 or Section 11.2, as the case may be, would not be satisfied as of such time and such breach is not curable or, if curable, has not been cured prior to the earlier of (x) ninety (90) days after written notice thereof is given by Buyer to Seller (provided, that Buyer uses reasonable best efforts to cure such breach during such 90-day period) and (y) the Outside Date; provided, however, that Seller is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 11.1 and 11.2, as the case maybe, not to be satisfied;
          (d) by written notice by Buyer to Seller or by Seller to Buyer, if the Closing does not occur on or prior to the Outside Date; provided, however, that the party seeking termination pursuant to this Section 14.1(d) shall not have breached in any material respects its representations, warranties, covenants or agreements contained in this Agreement such that the breach shall have proximately caused the occurrence of the failure of the Closing to occur on or prior to the Outside Date;
          (e) by written notice by Buyer to Seller or by Seller to Buyer, if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable; provided, however, that the party seeking termination pursuant to this Section 14.1(e) shall not have breached in any material respects its representations, warranties, covenants or agreements contained in this Agreement such that the breach shall have proximately caused the occurrence of any such prohibitive order; or
          (f) by written notice by Buyer to Seller, if, at any time during the Marketing Period, the board of directors of Buyer reasonably determines in good faith, after consultation in good faith with an investment bank of international standing, that an offering of its common stock in an aggregate offering amount of up to $525 million (less the amount of any consummated common stock offering by Buyer after the date of this Agreement) to raise a portion of the Buyer Financing is not (in the case of any portion thereof) in the best interests of its shareholders (the “Failed Buyer Financing Notice”); provided, however, that Seller may notify Buyer in writing within five (5) Business Days following its receipt of a Failed Buyer Financing Notice of its desire to work with Buyer in good faith for a period of up to forty-five (45) days to structure an alternative financing mutually acceptable to both parties or to extend the Marketing Period to sixty (60) days. If Seller does not provide such notice within such time period or the parties do not agree as to the business and other terms and conditions related to such extension of the Marketing Period or forty-five (45) day period, this Agreement will terminate at 5:00 pm New York Time on the sixth Business Day following delivery of the Failed Buyer Financing Notice (it being understood and agreed that this Agreement may not be terminated by Buyer during such six (6) day period following the delivery of the Failed Buyer Financing Notice).
          (g) by written notice by Seller to Buyer, if (i) the Marketing Period has been completed, and (ii) at the end of the Marketing Period, all of the conditions set forth in Article X have been satisfied (or, with respect to deliverables at Closing, are capable of being satisfied at Closing) except for Section 10.8.
          SECTION 14.2 Effect of Termination.
          (a) In the event of the termination of this Agreement pursuant to Section 14.1, this Agreement shall become void and of no effect and all rights and obligations of the parties hereunder will terminate without any Liability on the part of either party or its Affiliates in respect thereof; provided, however, that the Confidentiality Agreement, Section 8.7, Section 14.2(b), Section 15.5, Section 15.6, Section 15.7, Section 15.9 and Section 15.10 shall survive any termination of this Agreement; provided, further that, other than as provided in Section 14.2(b), nothing herein will relieve either party from Liability for any willful breach of this Agreement.
          (b) In the event that (i) Seller terminates this Agreement pursuant to Section 14.1(c) and all of the conditions to Closing set forth in Article X are satisfied (or, with respect to deliverables at the Closing, are capable of being satisfied at Closing), (ii) Buyer or Seller terminates this Agreement pursuant to Section 14.1(d), all of the Required Consents have been obtained and become Final Orders but the applicable PUC Consent has not been obtained or contains a Material Condition that Buyer has not waived and all of the other conditions to Closing set forth in Article X without regard to Section 10.8 are satisfied (or, with respect to deliverables at the Closing, are capable of being satisfied at Closing), (iii) this Agreement is terminated pursuant to Section 14.1(f), or (iv) this Agreement is terminated pursuant to Section 14.1(g), then Buyer shall pay $50,000,000 (the “Buyer Termination Fee”), to Seller no later than seven (7) Business Days after such termination. In the event this Agreement is terminated and a Buyer Termination Fee is paid or payable by Buyer to Seller, Seller’s and its Affiliates’ sole and exclusive remedy against Buyer, the Debt Financing Sources or any of their current, former or future Affiliates and representatives, including for willful breach of this Agreement, shall be payment of the Buyer Termination Fee in accordance with the terms hereof and Seller shall be precluded from any other remedy against Buyer or the Debt Financing Sources at law or in equity or otherwise. Buyer acknowledges that the agreements contained in this Section 14.2 are an integral part of the Transactions, and that, without these agreements, Seller would not enter into this Agreement. Accordingly, if Buyer fails to promptly pay the amounts due pursuant to this Section 14.2 and, in order to obtain such payment, Seller commences a suit that results in a judgment against Buyer for Buyer Termination Fee or any portion thereof, Buyer shall pay to Seller its reasonable costs and expenses thereof (including attorneys’ fees) in connection with such suit. Notwithstanding anything else to the contrary in this paragraph, if all conditions to Closing set forth in Article X are satisfied (or, with respect to deliverables at Closing, are capable of being satisfied at Closing), but Buyer does not consummate the Transactions, then Seller shall be entitled to choose to seek to recover damages in lieu of seeking the Buyer Termination Fee by providing Buyer notice of such election three (3) Business Days before the Buyer Termination Fee is due.
ARTICLE XV
MISCELLANEOUS
          SECTION 15.1 Schedules; Captions and Currency.
          (a) Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned them in this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside of the Ordinary Course of Business of the Acquired Companies or required to be disclosed on the Schedules. The disclosures contained in the Schedules shall relate to the representations and warranties in the sections of the Agreement to which they expressly relate and to any other representation or warranty in this Agreement as to which it is reasonably apparent on the face of such disclosure that it is also being made for purposes of such other representation or warranty.
          (b) The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein or in any Schedule hereto to numbered articles or sections are to articles and sections of this Agreement and all references herein or in any Schedule hereto to exhibits or schedules are to exhibits and schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any exhibit or Schedule hereto or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.
          SECTION 15.2 Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the parties.

          SECTION 15.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party, (b) extend the time for the performance of any of the obligations or acts of any other party or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
          SECTION 15.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by (a) Buyer without the prior written consent of Seller or (b) Seller without the prior written consent of Buyer. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 15.4 shall be null and void.
          SECTION 15.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 15.6 Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Schedules hereto and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 8.6, are not intended to and shall not confer upon any Person other than the parties hereto and permitted assignees and successors thereof any rights or remedies hereunder. The parties understand and agree that to the extent permitted by applicable Law, in the event of any conflict between the provisions of this Agreement and what the provisions of applicable Law would otherwise provide for in the absence of such provisions of this Agreement, such provisions of this Agreement will control.
          SECTION 15.7 Governing Law; Jurisdiction.
          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
          (b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Federal Court sitting in the State of New York, and the parties hereby irrevocably submit to the exclusive personal jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding for any reason other than the failure to serve process in accordance with this Section 15.7 and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 15.9. In addition, Buyer consents to service of process upon Buyer by mailing or delivering such service to its agent, National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, New York, 10001 (the “Service Agent”), authorizes and directs the Service Agent to accept such service, and shall take all such action as may be necessary to continue such appointment in full force and effect or to appoint another agent so that it will at all times have an agent for service of process for the foregoing purposes in the State of New York. The consents to jurisdiction set forth in this Section 15.7 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 15.7 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
          (c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.7(C).
          (d) This Agreement does not involve less than $1,000,000, and the parties intend that Sections 5-1401 and 5-1402 of the New York General Obligations Law shall apply to this Agreement.
          SECTION 15.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal Court sitting in the State of New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, Seller hereby acknowledges and agrees that it shall not have any right to enforce specifically the obligation of Buyer to effect the Closing, or otherwise consummate the Transactions, except in the event that all conditions to Closing set forth in Article X are satisfied (or, with respect to deliverables at Closing, are capable of being satisfied at Closing).
          SECTION 15.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
               If to Buyer, to:
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
Attention: Linda L. Randell
Telephone: 203-499-2575
Facsimile: 203-499-3664
               with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Joseph B. Frumkin and George J. Sampas
Telephone: 212-558-4000
Facsimile: 212-558-3588
Wiggin and Dana LLP
One Century Tower
P.O. Box 1832
New Haven, CT 06508-1832
Attention: Terence D. Jones
Telephone: 203-498-4324
Facsimile: 203-782-2889
               If to Seller, to:
Iberdrola USA, Inc.
52 Farm View Drive

New Gloucester, Maine 04260
Attention: Robert D. Kump
Telephone: 207-688-4302
Facsimile: 207-688-4331
with a copy (which shall not constitute notice) to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: J. Allen Miller and Kevin C. Smith
Telephone: 212-408-5100
Facsimile: 212-541-5369
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          SECTION 15.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
          SECTION 15.11 No Other Representations or Warranties.
          (a) The representations and warranties contained in Article V are in lieu of and are exclusive of all other representations and warranties by Seller, any of its Affiliates or any other Person. Buyer acknowledges that none of Seller or any its Affiliates (including the Acquired Companies) or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of Seller or any of its Affiliates, the Acquired Companies, the Business, the Shares or the assets or liabilities of the Acquired Companies (including any confidential information memorandum, any supplemental data, any financial projections or forecasts related to any of the Acquired Companies or the Business and any other information, document or material made available or furnished to Buyer or any of its Representatives in any “data room”, management presentations or in any other form in anticipation of any of the Transactions) and none of Seller or any of its Affiliates or any other Person will have or be subject to any Liability to Buyer, any of its Representatives or any other Person resulting from the distribution to Buyer or any of its Representatives, or Buyer’s or any of its Representatives’ use, of any such information. Buyer further acknowledges that, except as expressly set forth in Article V, there are no representations or warranties of any kind, expressed or implied, with respect to Seller or any of its Affiliates, the Acquired Companies, the Business, the Shares, the assets or liabilities of the Acquired Companies or any other matter.
          (b) With respect to any projection or forecast delivered by or on behalf of Seller, any of its Affiliates (including the Acquired Companies) or any of their respective Representatives to Buyer or any of its Representatives, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so delivered, and (iv) none of Buyer or its Representatives or any other Person shall have any claim against Seller, any of its Affiliates, any of their respective Representatives or any other Person with respect thereto.
          (c) The representations and warranties contained in Article VI are in lieu of and are exclusive of all other representations and warranties by Buyer, any of its Affiliates or any other Person. Seller acknowledges that none of Buyer or any its Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of Buyer or any of its Affiliates, Buyer’s business, or the assets or liabilities of Buyer (including any confidential information memorandum, any supplemental data, any financial projections or forecasts related to Buyer and any other information, document or material made available or furnished to Seller or any of its in anticipation of any of the Transactions) and none of Buyer or any of its Affiliates or any other Person will have or be subject to any Liability to Seller, any of its Representatives or any other Person resulting from the distribution to Seller or any of its Representatives, or Seller’s or any of its Representatives’ use, of any such information. Seller further acknowledges that, except as expressly set forth in Article VI, there are no representations or warranties of any kind, expressed or implied, with respect to Buyer or any of its Affiliates, Buyer’s business, the assets or liabilities of Buyer or any other matter.
          SECTION 15.12 Construction; Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. For purposes of this Agreement and the Schedules to this Agreement, (a) words in the singular shall be held to include the plural and vice versa; (b) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified; and (d) the word “or” will not be exclusive.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

IBERDROLA USA, INC.
By:	/s/ Robert Kump
	Name:	Robert Kump
	Title:	Chief Executive Officer

By:	/s/ Daniel Alcain
	Name:	Daniel Alcain
	Title:	Chief Financial Officer

UIL HOLDINGS CORPORATION
By:	/s/ James P. Torgerson
	Name:	James P. Torgerson
	Title:	President and CEO

SCHEDULE 1
DEFINITIONS
          For purposes of the Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
          “Acquired Companies” has the meaning set forth in the recitals to this Agreement.
          “Acquired Companies Audited Financial Statements” has the meaning set forth in Section 8.23(b).
          “Acquired Companies Financial Statements” has the meaning set forth in Section 8.23(b).
          “Acquired Companies Unaudited Financial Statements” has the meaning set forth in Section 8.23(b).
          “Acquired Company Claims Made Policies” means Acquired Company Policies that (a) are in effect as of the Effective Time, (b) are with third-party insurers, (c) are “claims made basis” policies and (d) include Seller or any of its Affiliates (other than the Acquired Companies), in addition to the Acquired Companies, within the definition of the named insured or otherwise provide coverage with respect to the assets or liabilities of Seller or any of its Affiliates (other than the Acquired Companies), in addition to the Acquired Companies.
          “Acquired Company Occurrence Basis Policies” means Acquired Company Policies that (a) are in effect as of the Effective Time, (b) are with third-party insurers, (c) are “occurrence basis” policies and (d) include Seller or any of its Affiliates (other than the Acquired Companies), in addition to the Acquired Companies, within the definition of the named insured or otherwise provide coverage with respect to the assets or liabilities of Seller or any of its Affiliates (other than the Acquired Companies), in addition to the Acquired Companies.
          “Acquired Company Policies” means any insurance policies of any of the Acquired Companies that were in effect immediately prior to the Effective Time.
          “Acquired Company Welfare Benefit Plans” has the meaning set forth in Section 9.6(a).
          “Action” means any action, suit, arbitration or proceeding by or before any arbitrator, court or other Governmental Authority (including any action, suit, arbitration or proceeding by any Person).
          “Actual Closing Balance Sheet” has the meaning set forth in Section 3.3(a).

          “Actual Closing Financial Indebtedness” has the meaning set forth in Section 3.3(a).
          “Actual Closing Net Working Capital” has the meaning set forth in Section 3.3(a).
          “Actually Realized” means, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes (including estimated Taxes) payable by any Person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the payment, transaction, occurrence or event.
          “Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
          “Agreement” means this Purchase Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.
          “Allocation Schedule” has the meaning set forth in Section 13.10.
          “Antitrust Laws” means, together, and each as amended, (i) the Sherman Act; (ii) the Clayton Act; (iii) the HSR Act; (iv) the Federal Trade Commission Act; (v) Council Regulation (EC) 139/2004; and (vi) all other applicable Laws or Orders issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
          “Base Purchase Price” has the meaning set forth in Section 3.1.
          “Basket” has the meaning set forth in Section 12.6(a).
          “BER” has the meaning set forth in the recitals to this Agreement.
          “BER Required Consents” has the meaning set forth in Section 4.5(a).
          “BER Shares” has the meaning set forth in the recitals to this Agreement.
          “BGC” has the meaning set forth in the recitals to this Agreement.
          “Books and Records” means all books, records, ledgers, reports, plans and files, files and accounts, manuals, documents, correspondence, studies, and other similar materials related to the conduct of the businesses of the Acquired Companies in paper, electronic or other forms that are maintained by, or for, the Acquired Companies.

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          “Business” means the business heretofore and currently engaged in by the Acquired Companies (and their respective predecessors) of natural gas transportation and distribution.
          “Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.
          “Buyer” has the meaning set forth in the preamble to this Agreement.
          “Buyer Bank Account” means Buyer’s bank account to be notified by Buyer to Seller in writing prior to the Closing Date.
          “Buyer Financing” means debt and equity financing to raise an amount sufficient to enable Buyer to pay the Purchase Price and arrange for a level of revolving credit facilities reasonably required for the normal operations of the Acquired Companies (other than debt and equity financing that the board of directors of Buyer reasonably determines in good faith, after consultation in good faith with an investment bank of international standing, is not in the best interests of its shareholders), consisting of (i) one or more public offerings of shares of Buyer common stock not to exceed an aggregate offering amount of $525 million and (ii) bank financing or issuance of secured or unsecured senior debt securities of Buyer, one or more of the Acquired Companies or any of their respective subsidiaries in a public or private offering.
          “Buyer Fundamental Representations” has the meaning set forth in Section 11.1.
          “Buyer Group” has the meaning set forth in Section 12.1.
          “Buyer Retiree Welfare Benefit Plans” has the meaning set forth in Section 9.7(a).
          “Buyer’s Representatives” has the meaning set forth in Section 8.1(c).
          “Buyer Termination Fee” has the meaning set forth in Section 14.2(b).
          “Buyer Welfare Benefit Plans” has the meaning set forth in Section 9.6(a).
          “Cap” has the meaning set forth in Section 12.6(b).
          “Capital Plan” means the capital budgets for each of the Acquired Companies for 2010 and 2011.
          “Cash” of a person means collectively any and all cash on hand or cash deposited at a bank or other form of financial institution or cash equivalents held by such person, including any unpaid interest accrued with respect thereto.
          “CEC” has the meaning set forth in the recitals to this Agreement.

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          “CEC Shares” has the meaning set forth in the recitals to this Agreement.
          “Charter Documents” has the meaning set forth in Section 5.1(b).
          “Closing” has the meaning set forth in Section 4.1.
          “Closing Adjustment Amount” has the meaning set forth in Section 3.2(b).
          “Closing Date” has the meaning set forth in Section 4.1.
          “CNG” has the meaning set forth in the recitals to this Agreement.
          “COBRA” has the meaning set forth in “Section 9.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company Intellectual Property” has the meaning set forth in Section 5.13(a).
          “Confidentiality Agreement” means the confidentiality agreement dated February 19, 2010, between Iberdrola and Buyer.
          “Connecticut Companies” has the meaning set forth in the recitals to this Agreement.
          “Connecticut Shares” has the meaning set forth in the recitals to this Agreement.
          “Consolidated Tax Returns” means Tax Returns which include any Acquired Company, on the one hand, and Seller or any of its Affiliates (other than any Acquired Company), on the other hand.
          “Continued Employees” has the meaning set forth in Section 9.1.
          “Contracts” means any contract, commitment, arrangement, note, bond, mortgage, loan or credit agreement, debenture, security agreement, indenture, deed of trust, lease or other instrument or agreement of any kind (oral or written).
          “Copyrights” has the meaning set forth in the definition of Intellectual Property.
          “CTDPUC” has the meaning set forth in Section 5.4.
          “CTG” has the meaning set forth in the recitals to this Agreement.
          “CTG Shares” has the meaning set forth in the recitals to this Agreement.
          “Current Assets” means all current assets (other than Cash) of the Acquired Companies.

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          “Current Liabilities” means all current liabilities of the Acquired Companies, except to the extent included in Financial Indebtedness.
          “Damages” means losses, liabilities, claims, damages, payments, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in defending against any such Actions or in enforcing an Indemnified Party’s rights hereunder).
          “Debt Financing Sources” means the entities that commit to provide or otherwise enter into agreements in connection with any debt financings in connection with the Transaction and any joinder agreements, indentures or credit agreements entered into pursuant to thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives and their successors and assigns.
          “Deductible” has the meaning set forth in Section 12.6(a).
          “Defined Benefit Plan” means any (i) Employee Plan or (ii) plan, program or arrangement that would be an Employee Plan, but is sponsored, established, maintained, contributed to, or required to be contributed to by an ERISA Affiliate (or with respect to which an ERISA Affiliate has or is reasonably expected to have any present or future actual or contingent obligations or liabilities), in either case that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.
          “Effective Time” has the meaning set forth in Section 4.1.
          “Emission Allowances” has the meaning set forth in Section 5.12(f).
          “Employee Plan” means any material bonus, incentive compensation, profit participation, deferred compensation, pension, profit sharing, retirement, equity-related, leave of absence, layoff, vacation, day or dependent care, legal services, fringe benefits, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, change in control, retention, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, that is (i) sponsored or maintained by the Acquired Companies or (ii) with respect to which Acquired Companies have any actual or contingent obligations or liabilities.
          “Environmental Laws” means all applicable federal, state, local and foreign Laws (including common law) concerning pollution or protection of health, safety, natural resources or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials including the federal Comprehensive Environmental Response,

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Compensation and Liability Act and the federal Clean Air Act, Clean Water Act, Toxic Substances Control Act, Resource Conservation and Recovery Act and any analogous state and local Laws and regulations; provided, however, that the term “Environmental Law” shall not include any Law concerning product liability matters to the extent they relate to Hazardous Materials exposure.
          “Environmental Permits” shall mean all permits, approvals, licenses, authorizations or consents required under Environmental Laws for the Acquired Companies to conduct their operations.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any of the Acquired Companies or (ii) which together with any of the Acquired Companies is treated as a single employer under Section 414(t) of the Code.
          “Estimated Closing Balance Sheet” has the meaning set forth in Section 3.2(a).
          “Estimated Closing Financial Indebtedness” has the meaning set forth in Section 3.2(a).
          “Estimated Closing Net Working Capital” has the meaning set forth in Section 3.2(a).
          “Existing Credit Agreement” means the $475,000,000 Second Amended and Restated Credit Agreement, dated as of May 16, 2007 (as amended, amended and restated, supplemented or otherwise modified through the date hereof), among New York State Electric & Gas Corporation, Rochester Gas & Electric Corporation, Central Maine Power Company, SCG, CNG and BGC, as borrowers, the lenders from time to time party thereto and Wachovia Bank, N.A. as administrative agent.
          “Expert” has the meaning set forth in Section 3.3(c).
          “Failed Buyer Financing Notice” has the meaning set forth in Section 14.1(f).
          “FCC” has the meaning set forth in Section 5.4.
          “Final Closing Financial Indebtedness” has the meaning set forth in Section 3.3(c).
          “Final Closing Net Working Capital” has the meaning set forth in Section 3.3(c).
          “Final Order” means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set-aside, annulled or suspended, as to which all conditions

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to the consummation of the Transactions prescribed by law, regulation or order have been satisfied.
          “Financial Indebtedness” means, collectively (without duplication), (x)(i) any and all Indebtedness (other than letters of credit entered into in the Ordinary Course, including the letters of credit set forth on Schedule 5.11(a)(x) and similar letters of credit) of any Acquired Company, (ii) the amount to be paid pursuant to Section 8.19 hereof (whether or not such amount has already been paid), (iii) total par value of any outstanding preferred shares of the Acquired Companies, (iv) the amount of any underfunding of CNG Officers’ Retirement Plan, SCG Benefits Equalization Plan and SERP, SCG Board of Directors Plan and SCG Deferred Compensation Plan, collectively, and (v) amounts payable under outstanding performance share plan agreements with employees of the Acquired Companies identified on Schedule 3, less (y) any Cash of the Acquired Companies.
          “Financial Instruments” means all loan agreements, credit facilities, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments, and guaranties of any of the foregoing, relating to the Business or any of the Acquired Companies under which Seller or any of its Affiliates (other than the Acquired Companies) has any primary, secondary, contingent, joint, several or other Liability.
          “Financial Statements” has the meaning set forth in Section 5.5(a).
          “First Closing” has the meaning set forth in Section 4.5(b).
          “GAAP” means generally accepted accounting principles in the United States of America consistently applied.
          “Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, in each case of competent jurisdiction.
          “Hazardous Material” means any hazardous, dangerous, radioactive, acutely hazardous, or toxic substance or waste defined, characterized, regulated or as to which liability or standards of conduct are imposed under Environmental Laws.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Iberdrola” means Iberdrola, S.A., a corporation (Sociedad Anonima) organized under the laws of the Kingdom of Spain.
          “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross receipts or net income or profits (including any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, real property

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gains, real or personal property, gross or net receipts, transfer or other similar Taxes) or (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to is described in clause (a) of this definition.
          “Indebtedness” means (a) the principal of borrowed money, whether secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar debt instruments and liabilities, contingent or otherwise, for reimbursement in respect of any letter of credit, banker’s acceptance or similar credit transaction, (b) liabilities for the deferred purchase price of any property or services, (c) liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (d) any obligations with respect to hedging, swaps or similar arrangements, and (e) any guarantee, pledge or grant of a security interest in respect of or securing obligations of a type described in the foregoing clause (a), (b), (c) or (d) to the extent of the obligation guaranteed or secured.
          “Indemnified Claim” has the meaning set forth in Section 12.4(a).
          “Indemnified Party” means any member of the Seller Group or the Buyer Group who or which may seek indemnification under this Agreement.
          “Indemnifying Party” means a party against whom indemnification may be sought under this Agreement.
          “Indemnitee” has the meaning set forth in Section 8.6(a).
          “Indemnity Reduction Amounts” has the meaning set forth in Section 12.4(a).
          “Intellectual Property” means collectively, whether registered or not, all United States and foreign (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, signs, slogans, trade names, and other indicia of origin, all applications and registrations for the foregoing, including renewals of same, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (B) inventions and discoveries, (whether patentable or not and whether or not reduced to practice), and all inventions and patents, improvements thereof, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues (“Patents”); (C) trade secrets, and confidential business and technical information, proprietary or non-public information and know-how, including without limitation ideas, research and development, processes, schematics, business methods, formulae, models, designs, customer lists and supplier lists (“Trade Secrets”); (D) published and unpublished works of authorship in any media, whether copyrightable or not (including without limitation software, source code, object code, databases and other compilations of information), copyrights therein and thereto, and

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registrations and applications therefore, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (E) all other intellectual property or proprietary rights, and (F) the rights to sue for and remedies against past, present, and future infringements of, any or all of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.
          “Intercompany Credit Agreements” means, collectively, (a) the $100,000,000 Intercompany Loan Agreement, dated as of October 20, 2009 (as amended, amended and restated, supplemented or otherwise modified through the date hereof), between CNG, as borrower, and Energy East Corporation, as lender and (b) the $100,000,000 Intercompany Loan Agreement, dated as of October 20, 2009 (as amended, amended and restated, supplemented or otherwise modified through the date hereof), between SCG, borrower, and Energy East Corporation, as lender.
          “IRS” means the Internal Revenue Service.
          “Knowledge” means, with respect to Seller, the actual knowledge of Steve Adams, Daniel Alcain, Robert Allessio, Jeff Ballard, Janet Janczewski, Robert Kump, Sheri Lamoureux, Michael McClain or Karen Zink, in each case as of the date of this Agreement, and not any constructive or imputed knowledge of Seller or any of its Affiliates (including the Acquired Companies) or any of their respective directors, officers, employees, partners, managers, members or other Representatives.
          “Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees, injunctions and determinations of Governmental Authorities.
          “Leased Facilities” has the meaning set forth in Section 5.18(b).
          “Liabilities” means any and all claims, debts, liabilities, obligations and commitments of any nature whatsoever, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, primary or secondary, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.
          “Lien” means any lien, security interest, pledge, mortgage, charge, title retention agreement or other similar encumbrance.
          “Marketing Period” means the first period of thirty (30) consecutive days after the date of this Agreement (unless extended pursuant to Section 14.1(f)), in which case the Marketing Period shall continue until the end of such extension period) throughout which (i) Buyer shall have all of the Required Information and (ii) the conditions set forth in Article X and Article XI (as they relate to the First Closing) other than Section 10.8, Section 11.1,

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Section 11.2 and Section 11.6 have been satisfied (other than conditions that by their nature can only be satisfied at Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article X and Article XI (as they relate to the First Closing) other than Section 10.8, Section 11.1, Section 11.2 and Section 11.6 to fail to be satisfied assuming the Closing were to be scheduled for any time during such thirty (30) day period; provided that if the Marketing Period has not ended (1) on or prior to August 20, 2010, the Marketing Period shall commence no earlier than September 6, 2010, (2) on or prior to December 17, 2010, the Marketing Period shall commence no earlier than January 3, 2011 and (3) on or prior to August 19, 2011, the Marketing Period shall commence no earlier than September 5, 2011; and provided, further that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such thirty (30) day period, (x) PricewaterhouseCoopers LLP shall have withdrawn any of its audit opinions with respect to any of the Acquired Companies Audited Financial Statements, or (y) any of Seller or the Acquired Companies shall have announced any intention to restate any of the Acquired Companies Financial Statements or announced that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the Acquired Companies Financial Statements have been amended or Seller has determined that no restatement shall be required.
          “Material Adverse Effect” means a material adverse effect on:
          (a) the business, assets, liabilities, properties, financial condition or operations of the Business, taken as a whole, except for any such effect resulting from:
          (i) the public announcement of this Agreement;
          (ii) the Transactions or any actions taken by Seller or the Acquired Companies pursuant to or in accordance with this Agreement, other than actions taken in order to obtain any regulatory consent;
          (iii) changes in the natural gas utility operation, transportation or distribution industries in the United States generally;
          (iv) changes in conditions affecting the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates;
          (v) changes in applicable Law;
          (vi) changes in GAAP;
          (vii) any outbreak or escalation of war; or
          (viii) the imposition on any Acquired Company of a Prior Condition in the PUC Consents;

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provided, that with respect to clauses (iii), (iv), (v), (vi) and (vii), such change, event, occurrence or development does not disproportionately affect the Business as compared to other participants of similar size in the natural gas utility operation, transportation or distribution industries in the United States generally;
          (b) the ability of Seller to consummate the Transactions.
          “Material Condition” has the meaning set forth in Section 10.5.
          “Material Contracts” has the meaning set forth in Section 5.11(a).
          “MDPU” has the meaning set forth in Section 5.4.
          “Milford LNG Facility Agreements” means (a) the Rental Agreement dated April 24, 1996 between SCG and CNE Energy Services Group, Inc., (b) the Operational Services Agreement dated April 24, 1996 between Total Peaking Services, LLC and SCG and (c) the purchase option letter agreement dated May 22, 2009 between Total Peaking Services, LLC and SCG.
          “Multiemployer Plan” has the meaning described in Section 4001(a)(3) of ERISA.
          “Net Working Capital” means Current Assets less Current Liabilities.
          “NLRB” has the meaning set forth in Section 5.10(c).
          “Order” has the meaning set forth in Section 5.3(b)
          “Ordinary Course” or “Ordinary Course of Business” means (a) in the ordinary course of operations of any Acquired Company or Seller, as applicable, and (b) consistent with the past practices of such Acquired Company or Seller, as applicable.
          “Outside Date” means the date that is twelve (12) months after the date hereof; provided, however, that if (i) the Closing has not occurred by reason of nonsatisfaction of any of the conditions set forth in Sections 10.4, 10.5, 11.4 or 11.5 which remain capable of satisfaction and (ii) all other conditions set forth in Article X and Article XI have theretofore been satisfied or waived or are then capable of being satisfied, then either Seller or Buyer may, by written notice to the other, extend the Outside Date to the date that is fifteen (15) months after the date hereof.
          “Patents” has the meaning set forth in the definition of Intellectual Property.
          “PBGC” has the meaning set forth in Section 5.10(b).
          “Pension Plan” has the meaning set forth in Section 5.10(a).
          “Per Claim Threshold” has the meaning set forth in Section 12.6(a).

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          “Permits” means written permits, licenses, franchises, registrations, variances and approvals obtained from any Governmental Authority.
          “Permitted Liens” means (a) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, and (b) with respect to the Real Property or Leased Facilities, (i) any conditions shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights of way and any other non monetary encumbrances which, individually or collectively, do not (A) make title to the Real Property unmarketable as defined by applicable title standards, and/or (B) materially interfere with or otherwise impair the Acquired Companies access to, use of, or operations from any of the Real Property or Leased Facilities, (iii) the effect of zoning, building codes and other similar land use ordinances, codes, and regulations that apply to real property generally, (iv) leases, subleases, licenses, and similar rental contracts listed on Schedule 5.18(a), (v) covenants, conditions and restrictions of record, which, individually or collectively, do not (X) make title to the Real Property unmarketable as defined by applicable title standards, and/or (Y) materially interfere with or otherwise impair the Acquired Companies access to, use of, or operations from any of the Real Property or Leased Facilities, (vi) Liens reflected on the Financial Statements, and (vii) Liens for Taxes, assessments or governmental charges or levies not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings.
          “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
          “Post-Closing Adjustment Amount” has the meaning set forth in Section 3.3(d).
          “Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.
          “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
          “Prior Condition” means any condition or requirement imposed on any Acquired Company that is the same as (i) a condition or requirement imposed upon Iberdrola, Iberdrola US or any Acquired Company in the CT DPUC’s November 28, 2007 order approving the merger transaction between Iberdrola and Iberdrola US, or (ii) a condition or requirement imposed upon Iberdrola US or any Acquired Company in the CT DPUC’s January 19, 2000 order approving the acquisition of CTG by Iberdrola US or the CT DPUC’s December 16, 1999 order approving the acquisition of CEC by Iberdrola US.
          “Property Taxes” has the meaning set forth in Section 13.3.
          “PUC Consents” has the meaning set forth in Section 5.4.

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          “Purchase Price” has the meaning set forth in Section 3.1.
          “Real Property” has the meaning set forth in Section 5.18(a).
          “Representatives” means, with respect to any Person, such Person’s Affiliates, and such Person’s and its Affiliates’ respective directors, officers, employees, members, managers and other representatives, including legal counsel and accountants.
          “Required Consents” has the meaning set forth in Section 5.4.
          “Required Financial Information” means the meaning set forth in Section 8.23(b).
          “Required Information” means the information included in Schedule 8.23(b).
          “Retained Assets” means (i) all of CEC’s ownership interests in CNE Energy Services Group, Inc., a corporation organized under the laws of Connecticut, and (ii) all of CTG’s ownership interests in TEN Companies, Inc., a corporation organized under the laws of Connecticut.
          “Retained Names” means the names, trademarks, trade names, domain names and service marks containing or including “Iberdrola,” and “Energy East”, any corporate symbols and logos related thereto to the extent such corporate symbols and logos are in use as of the Closing Date, whether registered or pending, and all names and marks confusingly similar thereto.
          “SCG” has the meaning set forth in the recitals of this Agreement.
          “Schedules” means the disclosure schedules to this Agreement received by Buyer prior to 6:30 pm New York Time on May 24, 2010.
          “Second Closing” has the meaning set forth in Section 4.5(b).
          “Section 338 Forms” has the meaning set forth in Section 13.10.
          “Section 338(h)(10) Election” has the meaning set forth in Section 13.10.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller” has the meaning set forth in the preamble to this Agreement.
          “Seller Bank Account” means Seller’s bank account to be notified by Seller to Buyer in writing prior to the Closing Date.
          “Seller Claims Made Policies” means Seller Policies that (a) are in effect as of the Effective Time, (b) are with third-party insurers, (c) are “claims made basis” policies and (d)

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include the Acquired Companies within the definition of the named insured or otherwise provide coverage with respect to the assets or liabilities of the Acquired Companies.
          “Seller Fundamental Representations” has the meaning set forth in Section 10.1.
          “Seller Group” has the meaning set forth in Section 12.2.
          “Seller Licenses” has the meaning set forth in Section 5.11(c).
          “Seller Non-Qualified Deferred Compensation Plans” means the Energy East Deferred Compensation Plan, the Energy East ERISA Excess Plan and any other non-qualified deferred compensation plan (including supplemental executive retirement plans) of Seller.
          “Seller Occurrence Basis Policies” means Seller Policies that (a) are in effect as of the Effective Time, (b) are with third-party insurers, (c) are “occurrence basis” policies and (d) include the Acquired Companies within the definition of the named insured or otherwise provide coverage with respect to the assets or liabilities of the Acquired Companies.
          “Seller Policies” means all insurance policies of Seller and its Affiliates (including the Acquired Companies), other than the Acquired Company Policies.
          “Seller Purchase Agreements” has the meaning set forth in Section 5.11(c).
          “Seller Retiree Welfare Benefit Plans” has the meaning set forth in Section 9.7(a).
          “Seller’s Closing Balance Objection” has the meaning set forth in Section 3.3(b).
          “Seller’s Representatives” has the meaning set forth in Section 8.1(c).
          “Seller Welfare Benefit Plans” has the meaning set forth in Section 9.6(a).
          “Service Agent” has the meaning set forth in Section 15.7(b).
          “Shares” has the meaning set forth in the recitals of this Agreement.
          “State Agency” means the CTDPUC, the MDPU and any other state regulatory or administrative agency, commission or authority.
          “Straddle Period” means any Tax period that includes but does not end on the Closing Date.
          “Target Closing Net Working Capital” means $183,183,000, which is the Net Working Capital of the Acquired Companies as of December 31, 2009 as set forth on Schedule 2.
          “Tax Claim” has the meaning set forth in Section 13.9(a).

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          “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in sub-clause (i).
          “Tax Returns” means any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Third Party Claim” has the meaning set forth in Section 12.3(a).
          “Title IV Plan” has the meaning set forth in Section 5.10(b).
          “Trademarks” has the meaning set forth in the definition of Intellectual Property.
          “Trade Secrets” has the meaning set forth in the definition of Intellectual Property.
          “Transactions” means collectively this Agreement, the Transition Agreement and the transactions contemplated hereby and thereby.
          “Transfer Taxes” has the meaning set forth in Section 4.4.
          “Transition Agreement” means the Transition Agreement, to be dated the Closing Date, by and between Seller and Affiliates of Seller and Buyer, with respect to such transitional arrangements to which the parties shall mutually agree in good faith in accordance with Section 8.18.
          “Violation” has the meaning set forth in Section 5.3(b).
          “WARN Act” has the meaning set forth in Section 5.10(e).

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